UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________
SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
COTY INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

September 22, 2015
To Coty Inc. Stockholders:
The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Coty Inc. (the “Company”) will be held via the Internet at www.virtualshareholdermeeting.com/coty2015, at 8:30 a.m., Eastern Standard Time, on Wednesday, November 4, 2015. This means that you can attend the 2015 Annual Meeting of Stockholders online, vote your shares electronically and submit questions during the online meeting by visiting the above mentioned Internet site. The principal business of the meeting will be the consideration of the following matters:

1.	The election of eight directors named in the proxy statement;

2.	The approval, on an advisory (non-binding) basis, of an advisory resolution on the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

3.	The ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditor for fiscal year ending June 30, 2016; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The proxy statement describes these items in more detail. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the Annual Meeting. The close of business on September 10, 2015 has been fixed as the date for determining the holders of shares of the Company’s Class A Common Stock and Class B Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By order of the Board of Directors,

Jules P. Kaufman
Senior Vice President, General Counsel and Secretary
WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE 2015 ANNUAL MEETING OF STOCKHOLDERS, YOU MAY VOTE AND SUBMIT YOUR PROXY. YOU MAY SUBMIT YOUR PROXY ELECTRONICALLY, BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 4, 2015: The Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended June 30, 2015 are available at materials.proxyvote.com/222070.

COTY INC.

350 Fifth Avenue

New York, New York 10118

September 22, 2015

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 4, 2015

These proxy materials are being made available to you electronically or, if you have requested, printed versions of these materials have been delivered to you by mail in connection with the solicitation of proxies by the Board of Directors of Coty Inc. (the “Company”, “we” or “us”), a Delaware corporation, for our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:30 a.m. Eastern Standard Time (“EST”) on Wednesday, November 4, 2015 via the Internet at www.virtualshareholdermeeting.com/coty2015.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Proxy Materials and Voting Information

1.    What are proxy materials?

A proxy statement is a document which includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares. The proxy materials include our proxy statement for the Annual Meeting (“Proxy Statement”) and our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 (“Annual Report”), and the proxy card or a voting instruction card for the Annual Meeting.

This Proxy Statement contains information about the Annual Meeting and was prepared by our management for our Board of Directors (the “Board”). We sent a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about September 22, 2015 to stockholders of record entitled to receive notice of the Annual Meeting. All stockholders may access the proxy materials online and download printable versions of the proxy materials or request a printed set of the proxy materials by following the instructions in the Notice. As a stockholder, you are invited to attend the Annual Meeting online and are requested to vote on the items of business described in this proxy statement.

2.    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Wells Fargo Bank, N.A. (“Wells Fargo”), you are considered a stockholder of record with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.

3.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with SEC rules, we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of the close of business on September 10, 2015.

4.    I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding”, is intended to provide extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, please notify your broker. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize their broker to discontinue mailings of multiple annual reports and proxy statements by contacting their broker.

We will promptly deliver to a stockholder who received one copy of the Notice as a result of “householding” a separate copy upon the stockholder’s written or oral request directed to Investor Relations at Coty Inc., 350 Fifth Avenue, New York, New York 10118 or (212) 389-7300.

5.    Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our Class A Common Stock and Class B Common Stock (together, our “Common Stock”) at the close of business on September 10, 2015 (the “Record Date”) are entitled to vote at the Annual Meeting or at any adjournment or postponement of the Annual Meeting. Each stockholder of record of Class A Common Stock on the Record Date is entitled to one vote per share of Class A Common Stock, and each stockholder of record of Class B Common Stock on the Record Date is entitled to ten votes per share of Class B Common Stock. On the Record Date, there were 96,774,568 shares of Class A Common Stock and 262,062,370 shares of Class B Common Stock issued and outstanding. All shares of Common Stock will vote together as a single class on each of the items expected to be presented at the meeting.

Registered Stockholders. The Notice was provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting.

Beneficial Stockholders. The Notice was forwarded to you by your broker or nominee. Your broker or nominee is considered the stockholder of record of those shares and you are considered to hold your shares in “street name”. Beneficial owners are also invited to virtually attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares virtually at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of your proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

6.    What items of business will be voted on at the Annual Meeting? How does the Board of Directors recommend I vote on these items and what are the voting standards?

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions or Withhold Votes (if Applicable)	Effect of “Broker Non-Votes”	Board Recommendation
Proposal 1: Election of Directors	For All, Withhold All, or For All Except.	A plurality of votes - nominees receiving the highest number of affirmative votes will be elected (up to the total number of available board seats).	No effect.	No effect.	Our Board recommends a vote FOR each director.
Proposal 2: Approval of Advisory Resolution on Named Executive Officer (“NEO”) Compensation	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	No effect.	Our Board recommends a vote FOR the approval of the advisory resolution on NEO compensation.
Proposal 3: Ratification of Appointment of Deloitte & Touche LLP (“Deloitte”) as our independent auditor	For, against, or abstain.	The affirmative vote of a majority of the votes cast.	No effect.	Brokers have discretion to vote.	Our Board recommends a vote FOR ratification.

The advisory resolution on NEO compensation (Proposal 2) is not binding on the Company. However, the Remuneration and Nomination Committee (the “RNC”), which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders and will take into account the outcome of the vote when making future compensation decisions.

7.    How do I cast my vote if I am a stockholder of record?

If you are a stockholder of record, you can vote your shares by proxy electronically, by telephone or by mail by following the instructions set forth below.

Voting Electronically. You can vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

Voting By Telephone. You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

Voting By Mail. If you have requested and received a printed copy of the proxy materials by mail, you may complete, sign and return the proxy card by mail to Coty Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.

Voting at the Annual Meeting. Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can virtually attend the Annual Meeting and vote your shares online by visiting www.virtualshareholdermeeting.com/coty2015. You will need your control number included on your Notice or proxy card (if you receive a printed copy of the proxy materials) in order to be able to vote during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

The procedures for voting online, by telephone, by mail and virtually at the Annual Meeting comply with Delaware law and are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

8.    Is there a deadline for submitting proxies electronically or by telephone or mail?

Proxies submitted electronically or by telephone as described above must be submitted by 11:59 p.m. EST on November 3, 2015.

Proxies submitted by mail must be received before the close of the Annual Meeting on November 4, 2015.

Each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions, regardless of the submission method used.

9.    What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. If you properly submit a proxy but do not provide specific voting instructions, your shares will be voted:

1.    FOR the election of each nominee as director;
2.    FOR the advisory resolution on the compensation of our NEOs; and
3.    FOR the ratification of the appointment of Deloitte as independent auditors.

If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the proxy holders appointed by our Board (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.

10.    What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Under the rules of the NYSE, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on routine matters but not on non-routine matters. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1) or the advisory resolution to approve NEO compensation (Proposal 2), which are considered non-routine matters. Only the ratification of the appointment of the independent auditor (Proposal 3) is considered a routine matter.

11.    How are broker non-votes and abstentions counted?

A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have authority to vote on the non-discretionary item and has not received voting instructions from its clients.

Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters, as discussed above.

12.    What constitutes a quorum?

A quorum will be present if holders of a majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting are present in person or represented by proxy at the Annual Meeting. Abstentions, broker non-votes and votes withheld are included in the count to determine if a quorum is present.

13.    What can I do if I change my mind after I vote my shares? Can I revoke my proxy?

At any time prior to the completion of voting at the Annual Meeting, you may change your vote either by:

•	giving written notice to our Corporate Secretary revoking your proxy;

•	by submitting a later-dated proxy by telephone or electronically before 11:59 p.m. EST on November 3, 2015;

•	by a later-dated mailed proxy received before the close of the Annual Meeting on November 4, 2015; or

•	by voting online at the Annual Meeting.

14.    Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

15.    May I see a list of stockholders entitled to vote as of the Record Date?

A list of registered stockholders as of the close of business on the Record Date will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours at our principal executive offices at the address listed above for a period of at least 10 days prior to the Annual Meeting and during the Annual Meeting such list will be available for examination at www.virtualshareholdermeeting.com/coty2015.

16.    How do I attend the Annual Meeting virtually?

We will host the Annual Meeting live online. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/coty2015. The webcast will start at 8:30 a.m. EST. Stockholders may vote and submit questions while attending the Annual Meeting online. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) in order to be able to enter the Annual Meeting. Instructions on how to attend and participate online, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/coty2015.

17.    How can I access the Notice, Proxy Statement and Annual Report? How can I sign up for electronic delivery of proxy materials?

Our Proxy Statement (including the Notice) and Annual Report are available at materials.proxyvote.com/222070.

These proxy materials are also available in the “Investor Relations” section of our website: www.coty.com within the “Reports & Filings” subsection. Instead of receiving future copies of our Proxy Statement (including Notice) and Annual Report by mail, stockholders can access these materials online. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.

If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank, broker or other nominee regarding the availability of this service.

Any stockholder who would like to receive a copy of our Annual Report, including the related financial statements and financial statement schedules, may obtain one, without charge, by addressing a request to the attention of the Corporate Secretary, Coty Inc., 350 Fifth Avenue, New York, New York 10118. Our copying costs will be charged if copies of exhibits to the Annual Report are requested.

CORPORATE GOVERNANCE

We are committed to good governance practices. Our governance practices seek to ensure that we conduct our affairs in a manner that matches the high standards we have set for our people and products. We believe that good governance builds integrity and trust, strengthens the accountability of our Board, management and employees, promotes the long-term interests of stockholders and allows us to be a good corporate citizen in each of the countries where we do business.

Principles of Corporate Governance and Code of Business Conduct

Our Board has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management. These practices are set forth in our Corporate Governance Guidelines. We also have a Code of Business Conduct (the “Code”) applicable to all our employees, officers and directors, including the interim Chief Executive Officer (“interim CEO”), the Chief Financial Officer (“CFO”) and other senior financial officers. These documents and any waivers of provisions of the Code granted to any senior officer or any material amendments to the Code may be found in the “Investor Relations” section of our website: www.coty.com within the “Corporate Governance” subsection under the heading “Governance Documents”. The charters for the Audit and Finance Committee and the Remuneration and Nomination Committee may be found under the heading “Committees” within the “Corporate Governance” subsection. Stockholders may also contact Investor Relations at 350 Fifth Avenue, New York, New York 10118 or call (212) 389-7300 to obtain hard copies of these documents without charge.

Controlled Company Exception

JAB Cosmetics B.V., a wholly-owned subsidiary of JAB Holdings B.V. (together, “JAB”), Agnaten SE (“Agnaten”) and Lucresca SE (“Lucresca”), acting as a group, beneficially own a majority of the voting power of our outstanding Common Stock. As a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect to not comply with certain NYSE corporate governance standards. Despite the availability of such exceptions, our Board has determined that it will be composed of a majority of independent directors and our RNC will have written charters addressing their respective roles and responsibilities. As permitted by NYSE rules for “controlled companies”, our Board does not require the RNC to be comprised solely of directors who meet the NYSE’s heightened independence standards for members of compensation committees.

Structure of our Board

Our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that the number of directors will be fixed from time to time by a resolution adopted by our Board, but must not consist of less than five or more than 13 directors. Our Board is presently composed of eight directors. Directors are elected by the stockholders at the annual meeting of stockholders by a plurality of the shares present and entitled to vote. Unless his or her office is earlier vacated in accordance with our Amended and Restated Bylaws (“Bylaws”), each director holds office until his or her successor is duly elected and qualified.

Four directors on our Board have a relationship with the JAB group of companies (“JAB Group”). Each of Lambertus Becht, Olivier Goudet and Peter Harf may be deemed to have an indirect pecuniary interest in a portion of the shares of our outstanding Class A and Class B Common Stock beneficially owned by Lucresca, Agnaten and JAB, and, together with certain other persons, each exercises voting and investment control over the shares of the Company beneficially owned by Lucresca, Agnaten and JAB. Mr. Goudet is the CEO of the JAB Group, and Mr. Harf is the Chief Executive Officer of Agnaten and Lucresca. Mr. Faber also serves in a position similar to a director of JAB Holding Company s.á.r.l. Each of these directors receive compensation for the services each provides to the JAB Group. Our Board considers this structure appropriate in view of the JAB Group’s significant investment in and control of the Company.

Board Leadership

Our Corporate Governance Guidelines permit our Board flexibility in determining whether to appoint an independent chairman. Our Board has appointed Lambertus J.H. Becht as the Chairman of our Board, and our Board has determined that Mr. Becht was independent until he became our interim CEO. A special committee of our Board has determined that Mr. Becht will not be independent during his service as our interim CEO. Our Board believes it is important for its chairman to have both a stake in and deep understanding of the Company.

Committees of our Board

The standing committees of our Board are the Audit and Finance Committee (the “AFC”) and the RNC. The Equity Compliance Committee (the “ECC”) was a committee of the Board until its dissolution in September 2015. From time to time, when appropriate, ad hoc committees may be formed by our Board.

AFC. The members of the AFC are Joachim Faber, Robert Singer and Jack Stahl. Our Board has determined that Mr. Singer, the Chair of the AFC, is an audit committee financial expert, as that term is defined under SEC rules. Our Board has also determined that each member of the AFC meets the independence criteria set forth in Rule 10A-3 (“Rule 10A-3”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The AFC has adopted a written charter that describes its primary duties and responsibilities, and the AFC and our Board review its charter each year. The AFC’s primary duties and responsibilities include:

•	monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and compliance with our Code and laws and regulations;

•
being responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and assessing and monitoring the independence and performance of our independent auditors and internal audit department;

•	providing an objective, direct communication between our Board, independent auditors, management and the internal audit department;

•
reviewing and pre-approving both audit and non-audit services to be provided by our independent auditors and establishing policies and procedures for the pre-approval of audit and non-audit serves to be provided by the independent auditors;

•
meeting to review the audited and quarterly financial statements and discussing these statements with management and our independent auditors, including reviewing the Company’s specific disclosures under the

“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s annual report on Form 10-K and based on such review and discussion, recommending to the Board as to the approval of the Company’s audited financial statements and if they should be included in the Company’s annual report on Form 10-K;

•	establishing procedures for the review, approval and ratification of related person transactions; and

•	overseeing the Company’s risk management policies and reviewing and evaluating the risk management policies in light of the Company’s business strategy, capital strength and overall risk tolerance.

RNC. The members of the RNC are Peter Harf (Chair), Lambertus J.H. Becht, Paul S. Michaels and Erhard Schoewel. Since we are a “controlled company”, the NYSE does not require each member of the RNC to satisfy the NYSE independence criteria for RNC members. Our Board has determined that Messrs. Schoewel and Michaels satisfy the independence criteria for RNC members. Messrs. Becht and Harf are not considered independent for purposes of membership on the RNC.

The RNC has adopted a written charter that describes its primary duties and responsibilities, and the RNC and our Board review the RNC’s charter each year. The RNC’s primary duties and responsibilities include:

•
identifying individuals qualified to become Board members (consistent with criteria recommended by the RNC and approved by the Board) and recommending to our Board nominees for election at the annual meeting of stockholders and nominees for each board committee;

•	reviewing and making recommendations to our Board concerning board committee structure, operations and Board reporting;

•	discharging our Board’s responsibilities relating to the remuneration of our senior executives, including our Chief Executive Officer;

•
approving and evaluating our executive remuneration plans, policies and programs and ensuring that these plans, policies and programs enable us to attract and retain exceptional talents and incentivize them to achieve exceptional performance;

•
overseeing succession planning for our senior executives, including our Chief Executive Officer, and guiding our Board in appointing and retaining key talents that will nurture our values and culture and strive for constantly improving results;

•	recommending to our Board the corporate governance principles, annually reviewing them and recommending changes to the Board as appropriate;

•	reviewing and making recommendations with respect to the remuneration of all directors;

•	assessing the results of the Company’s most recent advisory vote on executive compensation;

•
reviewing and discussing with management the Company’s compensation discussion and analysis and SEC-required disclosures and recommending to the Board based on that review and discussion whether the compensation discussion and analysis should be included in the Company’s annual report on Form 10-K and/or proxy statement;

•	preparing the compensation committee report required by SEC rules to be included in the Company’s annual report on Form 10-K and/or proxy statement; and

•	overseeing the evaluation of the performance of our Board and management.

ECC. The ECC was formed in September 2014. The ECC’s primary duty was to review and approve acquisitions of equity (including equity grants and awards under the ELTIP and Platinum and purchases under Platinum) from Coty Inc. by our officers and directors. During fiscal 2015, the members of the ECC were Erhard Schoewel (Chair) and Joachim Faber. Each member of the ECC was considered a “non-employee director” under Rule 16b-3 of the Exchange Act. In September 2015, the Board determined that the ECC was no longer required due to the appointment of Mr. Michaels to the RNC. The RNC’s four members now include two directors who are considered “non-employee directors” under Rule 16b-3 of the Exchange Act and who can review and approve acquisitions of equity by our officers and directors.

Executive Sessions

Our Board meets regularly in executive session without management directors or any members of management. In addition, the independent directors on our Board meet annually in executive session. Mr. Becht, the Chairman of our Board, serves as Chairman in each of these sessions. During Mr. Becht’s service as our interim CEO, the director then serving the longest tenure serves as chairman of these sessions.

Board Meetings

Regular meetings of our Board are held at such times as our Board may determine. In addition, special meetings of our Board may be called by the Chairman of our Board, the Vice Chairman, if any, or a majority of the directors then in office. In fiscal 2015, our Board held eight meetings, the AFC held eight meetings and the RNC held five meetings. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he has been a director) and the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

Our Board and its committees also act from time to time by written consent in lieu of meetings.

Board Qualifications and Membership Criteria

The RNC and our Board believe that it is important for our Board to be comprised of a mix of experienced directors with a deep understanding of our industry and others who hold the requisite skills and who bring a fresh perspective. In seeking to maintain the right mix of directors on our Board, the RNC and our Board seek a range of different types of skills, backgrounds and experiences, including leadership, consumer product, international and strategic planning experience; financial and accounting expertise; and corporate governance, governmental policy and regulatory experience. The RNC and our Board also consider it critical for our Board to have directors who have a deep understanding of specific components of our business, such as supply chain, manufacturing, marketing and product development and innovation. The RNC and our Board believe that, in addition to meeting the other criteria established by our Board for directors, it is important for directors to represent a mix of professional and personal backgrounds.

Director Nomination Process

The RNC recommends nominees for our Board consistent with the criteria determined by our Board. The RNC will consider nominations from stockholder(s) to the extent the nomination complies with all procedures and includes all information about the candidate(s) required by our Bylaws. Nominations from stockholder(s) that are made in accordance with these procedures and include all required information will be considered by the RNC in accordance with the criteria discussed above and in the same manner as other nominations, and the RNC will present its recommendation to our Board.

Director Independence

We have incorporated in our Corporate Governance Principles the NYSE’s independence standards for evaluating the independence of each director on our Board. These standards are available in the “Investor Relations” section of our website, www.coty.com within the “Corporate Governance” subsection under the heading “Governance Documents”. Under these standards, a director is considered “independent” if the Board has determined that such director has no material relationship with us or our subsidiaries, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, and will not be considered “independent” if:

•	the director is, or has been within the last three years, our employee, or an immediate family member of the director is, or has been within the last three years, our executive officer;

•	the director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $120,000 in direct compensation from us (other than

Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as our employee (other than an executive officer) is not considered for purposes of this standard;

•
(a) the director, or an immediate family member of the director, is a current partner of our internal or external auditor; (b) the director is a current employee of our internal or external auditor; (c) an immediate family member of the director is a current employee of our internal or external auditor who personally works on our audit; or (d) the director, or an immediate family member of the director, was within the last three years (but is no longer) a partner or employee of our internal or external auditor and personally worked on our audit within that time;

•
the director, or an immediate family member of the director, is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers serves or served at the same time on that company’s compensation committee;

•
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

•
the director, or the director’s spouse, is an executive officer of a non-profit organization to which we make, or in the past three years have made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues.

Our Board has determined that each of the following directors satisfies our independence standards and the independence standards of the NYSE: Messrs. Faber, Goudet, Harf, Michaels, Schoewel, Singer and Stahl. Our Board determined that Mr. Becht satisfied our independence standards and the independence standards of the NYSE until he became interim CEO.

In addition, as discussed above, our Board has determined that Messrs. Faber, Singer and Stahl are independent under Rule 10A-3 of the Exchange Act. Since we are a “controlled company”, the NYSE does not require each member of the RNC to satisfy the NYSE independence criteria for compensation committee members. Our Board has determined that Messrs. Schoewel and Michaels satisfy the NYSE independence criteria applicable to members of compensation committees. Finally, Messrs. Schoewel, Faber and Michaels each are considered a “non-employee director” under Rule 16b-3 of under the Exchange Act.

Communications with our Board

Stockholders, employees and other interested parties may communicate with any or all of our directors by writing to such director(s) at c/o Board of Directors, Coty Inc., 350 Fifth Avenue, New York, New York 10118, Attention: Corporate Secretary. Each communication should specify the applicable director(s) to be contacted, the general topic of the communication, and the number of shares of our Class A Common Stock owned of record (if a record holder) or beneficially. Our Corporate Secretary will initially receive and process communications before forwarding them to the applicable director(s), and generally will not forward a communication that is unrelated to the duties and responsibilities of the director(s), including communications our Corporate Secretary determines to be primarily commercial in nature, is related to an improper or irrelevant topic, or is a request for general information about the Company or our products. In addition, communications that are unduly hostile, threatening, illegal, or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any director upon any such director’s request.

Our Board’s Role in Risk Oversight

Our Board oversees, with management, the various risks we face. Our Board and management consider risks in all facets of the Company, our business strategy and our overall business.

Our Board dedicates a portion of one meeting each year to evaluating and discussing risk, risk mitigation strategies and the Company’s internal control environment. At this meeting, our Board considers a full enterprise risk management analysis. Topics examined in the enterprise risk management analysis include, but are not limited to, strategic, operational, financial and compliance risks. Our Board’s risk oversight also includes a comprehensive annual review of our strategic plan. Because overseeing risk is an ongoing process and inherent in our strategic decisions, our Board also receives input from senior management and considers risk at other times in the context of specific proposed actions.

In addition to our Board’s risk oversight, the AFC is responsible for oversight of accounting, auditing and financial-related risks, and the RNC is responsible for overseeing the management of risks related to our employee compensation policies and practices. In fiscal 2015, the RNC reviewed our compensation policies and practices to determine whether it encouraged excessive or inappropriate risk taking. Following such evaluation, the RNC determined that our compensation policies and practices do not encourage excessive or inappropriate risk taking that could result in a material adverse effect on us.

While our Board oversees risk, management is responsible for assessing and managing our risks on a day-to-day basis. Certain departments, such as treasury, legal and internal audit, and individuals within other departments, focus on specific risks associated with different aspects of our business, from regulatory, environmental and financial risks to commercial and strategic risks. We integrate risk analysis into all facets of our business.

Board Attendance at the Annual Meeting

We expect directors to attend the Annual Meeting absent unusual circumstances. All of the directors who were on the Board attended the Annual Meeting of Stockholders in 2014.

Compensation Committee Interlocks and Insider Participation

The current members of the RNC are Messrs. Becht, Harf, Michaels and Schoewel. Mr. Becht joined the RNC effective September 11, 2014, and Mr. Faber’s appointment to the RNC ended effective the same day. Mr. Michaels joined the RNC effective September 10, 2015. No member of the RNC who served during fiscal 2015 is or was an employee during fiscal 2015, or is or within the last three years has been an officer of our Company, except Mr. Becht who is serving as our interim CEO in a non-employee capacity. None of our executive officers has served during fiscal 2015 on the board of directors of another public company with executive officers who serve as members of our Board.

Messrs. Becht and Harf are not considered independent under the NYSE’s standards for compensation committee members and are not considered “non-employee” directors under the Exchange Act. All other members of the RNC who are currently serving or who served during fiscal 2015 are considered independent and “non-employee” directors. Messrs. Becht and Harf each receive annual compensation in an amount greater than $120,000 for advisory services rendered to the JAB Group, and Mr. Harf currently serves as Chief Executive Officer of Agnaten and Lucresca. As of September 10, 2015, JAB, Lucresca and Agnaten beneficially own all our outstanding Class B Common Stock, 4.6% of our outstanding Class A Common Stock and hold approximately 97% of the total voting power of our outstanding Common Stock. Due to his executive positions at the JAB Group, Mr. Harf may also be considered to have an indirect financial interest in our media services agreement with JAB Luxury GmbH. For additional information, please see “— Certain Relationships and Related Party Transactions”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Registration Rights Agreement

On April 1, 2015 (the “Closing Date”), we completed our purchase of the Bourjois cosmetics brand (“Bourjois”) from Chanel International B.V. (“Chanel”) pursuant to the Stock Purchase Agreement, dated as of March 12, 2015, between the Company and Chanel (the “Stock Purchase Agreement”). As consideration for Bourjois, we issued approximately 15.5 million shares of our Class A Common Stock (the “Transaction Shares”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereunder for a transaction by an issuer not involving any public offering. As a result of the acquisition of the Bourjois brand, Mousseluxe S.à.r.l. (the “Shareholder”), Chanel’s assignee under the Stock Purchase Agreement, holds more than 5% of our outstanding shares.

In connection with the closing, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Shareholder pursuant to which we agreed to file a registration statement on Form S-3 to register the resale of the Transaction Shares. Beginning six months after the Closing Date, the Shareholder may make a total of three requests for us to effect the registration of all or part of the Transaction Shares subject to limitations. Additionally, at any time after the Closing Date, we must provide piggyback registration rights for the Transaction Shares.

Media Services Agreement

We are party to a media services agreement with JAB Luxury GmbH (“JAB Luxury”) under which we negotiate rates and manage agreements for JAB Luxury with third-party media suppliers. JAB Luxury is an entity in the JAB Group. In exchange for the services we provide JAB Luxury, JAB Luxury pays us a fixed annual fee equal to 3% of JAB Luxury’s media budget for the services to be purchased through the arrangement, with a guaranteed minimum annual amount of $250,000 (VAT excluded) and a maximum annual amount of $450,000 (VAT excluded). In fiscal 2015, JAB Luxury paid us 271,663 euros for these services.

Review, Approval or Ratification of Transactions with Related Persons

Our Board has adopted a written policy regarding the approval or ratification of “related person transactions”. A related person transaction is one in which we or any of our subsidiaries participate, in which the amount involved since the beginning of our last completed fiscal year exceeds $120,000 and in which a “related person” has or will have a direct or indirect interest, other than solely as a result of being a director of, or, together with all other related persons, a less than 10% beneficial owner of an equity interest in another entity, or both. “Related persons” are the following persons and their immediate family members: our directors, director nominees, executive officers and stockholders beneficially owning more than 5% of our outstanding Common Stock. Under this policy, the AFC reviews and approves, disapproves or ratifies related person transactions. In determining whether or not to approve a related person transaction, the AFC takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. If advance approval by the AFC is not possible, then a related person transaction may be considered and ratified, if appropriate, at the AFC’s next regularly scheduled meeting. The chair of the AFC may pre-approve or ratify related person transactions in which the aggregate amount involved is expected to be less than $1 million. The chair reports to the AFC each transaction so approved or ratified. If a related person transaction will be ongoing, the committee may establish guidelines for our management to follow in its ongoing dealings with the related person, after which such related person transaction will be reviewed on an annual basis for guideline compliance and ongoing appropriateness.

The AFC has reviewed and pre-approved the following types of related person transactions:

•	certain types of executive officer compensation;

•	compensation paid to a director if required to be reported in our Proxy Statement;

•
any transaction with another company to which a related person’s only relationship is as an employee (other than an executive officer), or as a director or beneficial owner of a less than 10% (together with all other related persons) equity interest in that company, or both, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•
any charitable contribution, grant, or endowment by us to a charitable organization, foundation, or university to which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;

•	any related person transaction where the related person’s interest arises solely from the ownership of our Common Stock and in which all stockholders receive proportional benefits; and

•	any related person transaction in which the rates or charges involved are determined by competitive bids.

A director who is a related person with respect to a transaction may not participate in the discussion or approval of the transaction, except that the director will provide all material information concerning the related person transaction to the AFC. Each transaction described above was approved or ratified under our related person transaction policy.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The election of eight directors is proposed by our Board, each director to hold office, in accordance with our Certificate of Incorporation and Bylaws, until the next annual meeting or until his or her successor is duly elected and qualified. All nominees are currently serving as directors of the Company.

The nominees are Lambertus J.H. Becht, Joachim Faber, Olivier Goudet, Peter Harf, Paul S. Michaels, Erhard Schoewel, Robert Singer and Jack Stahl.

The Board of Directors recommends a vote FOR the nominees for director listed above.

Directors

Name	Age	Director Since
Lambertus J.H. Becht	59	2011
Joachim Faber	65	2010
Olivier Goudet	50	2013
Peter Harf	69	1996
Paul S. Michaels	63	2015
Erhard Schoewel	66	2006
Robert Singer	63	2010
Jack Stahl	62	2011

Lambertus J.H. Becht joined the Board of Directors of Coty Inc. as Chairman in 2011 and became our interim CEO in September 2014. He also serves as the Chairman of the board of directors of Jacobs Douwe Egberts B.V., as well as a non-executive director of Peet’s Coffee & Tea Inc., the Caribou Coffee Company, Inc./Einstein Noah Restaurant Group, Inc. Mr. Becht is also a partner and Chairman of the JAB Group. From 1999 to 2011, Mr. Becht was Chief Executive Officer of Reckitt Benckiser Group PLC, a leading global consumer goods company in the field of Household Cleaning and Health & Personal Care. Prior to that, Mr. Becht was Chief Executive Officer of privately held Benckiser Detergents, which in 1997 became Benckiser N.V. and listed on the Amsterdam and New York Stock Exchanges, and in 1999 merged with Reckitt & Colman plc and listed on the London Stock Exchange with Mr. Becht as Chief Executive Officer. Under Mr. Becht’s leadership, Reckitt Benckiser’s market capitalization increased from $7 billion in revenues at the time of the merger in 1999 to $41 billion when he retired. Before becoming CEO of Benckiser Detergents in

1995, Mr. Becht held a variety of marketing, sales and finance positions at The Procter & Gamble Company in the United States and Germany and served within Benckiser Detergents as General Manager in Canada, the U.K., France and Italy. Mr. Becht holds a Master of Business Administration degree from the University of Chicago Booth School of Business (1982) and a Bachelor of Arts degree in Economics from the University of Groningen in the Netherlands.

We believe Mr. Becht is well qualified to serve as Chairman of our Board. Mr. Becht has many years of experience in the consumer products industry, including executive, operating, marketing, finance and international business experience, and was Chief Executive Officer of Reckitt Benckiser. We believe these experiences will be advantageous to us and will be critical to his ability to identify, understand and address challenges and opportunities that we will face.

Joachim Faber joined the Board of Directors of Coty Inc. in 2010. Mr. Faber is also the Chairman of the Supervisory Board of Deutsche Börse AG, Frankfurt, a member of the board of HSBC Holdings PLC, London, Chairman of the Shareholder Committee of JAB Holding Company s.á.r.l. and a member of the board of Allianz S.A., Paris. Mr. Faber was a member of the Supervisory Board of OSRAM Licht AG and the Chairman of its audit committee until June 30, 2014. Until 2011, Mr. Faber served as the Chief Executive Officer of Allianz Global Investors, a global asset management company, and a member of the management board of Allianz SE in Munich. Prior to joining Allianz in 1997, he worked for 14 years in various positions for Citicorp in Frankfurt and London. He serves on the board of German Cancer Aid in Bonn, the European School for Management and Technology in Berlin and is Chairman of the Investment Board of the Stifterverband für die Deutsche Wissenschaft. Mr. Faber graduated from the University of Bonn with a degree in Law. He received his PhD degree from the Postgraduate National School of Public Administration Speyer, Germany after completing his research at the Sorbonne University in Paris, France.

We believe Mr. Faber is well qualified to serve as a member of our Board. As Chief Executive Officer of Allianz, Mr. Faber’s financial expertise and experience in running a large corporation with multinational operations in addition to his more than 25 years of experience in the banking and finance industries, will be critical to his ability to identify, understand, assess and address challenges and opportunities that we will face.

Olivier Goudet joined the Board of Directors of Coty Inc. in 2013. Mr. Goudet is Partner and CEO of the JAB Group, a position he has held since June 2012. He started his professional career in 1990 at Mars, Inc., serving on the finance team of the French business. After six years, he left Mars, Inc. to join the VALEO Group, where he held several senior executive positions. In 1998, he returned to Mars, Inc., where he later became Chief Financial Officer in 2004. In 2008, his role was broadened, and he was appointed Executive Vice President and CFO. In June 2012, he became an Advisor to the Board of Mars, Inc. In January 2013, Mr. Goudet became the Chairman of Peet’s Coffee & Tea Inc. In September 2013, Mr. Goudet was appointed as board member of Jacobs Douwe Egberts B.V. Mr. Goudet is also Chairman of the Caribou Coffee Company, Inc./Einstein Restaurant Group, Inc. and a board member of Espresso-House Holding AB. In September 2014, Mr. Goudet joined the board of Jimmy Choo PLC. In April 2015, he became the Chairman of the board of directors of Anheuser-Busch InBev SA/NV. Mr. Goudet holds a Degree in Engineering from l’Ecole Centrale de Paris and graduated from the ESSEC Business School in Paris with a major in Finance.
We believe Mr. Goudet is well qualified to serve as a member of our Board. Mr. Goudet’s financial and executive experience, as well as his tenure as a director of other public companies, will be critical to his ability to identify, understand and address the challenges and opportunities that we will face.

Peter Harf joined the Board of Directors of Coty Inc. in 1996 and serves as Chair of the Remuneration and Nomination Committee. Mr. Harf was Chairman of the Board of Coty Inc. from 2001 until 2011 and Chief Executive Officer of Coty Inc. from 1993 to 2001. He is Chief Executive Officer of Lucresca and Agnaten, which indirectly share voting and investment control over shares of the Company. Mr. Harf joined JAB in 1981, serving the company in a variety of capacities, including Chairman and Chief Executive Officer since 1988. In September 2014, Mr. Harf became the Chairman and member of the board of directors of Jimmy Choo PLC. Mr. Harf is also a board member of the Caribou Coffee Company, Inc./Einstein Noah Restaurant Group, Inc. and Chairman of Espresso-House Holding AB. Prior to joining the JAB group, Mr. Harf was Senior Vice President of Corporate Planning at AEG-Telefunken, Frankfurt, Germany. He began his career at the Boston Consulting Group. Mr. Harf is Deputy Chairman of the Board of Directors of Reckitt Benckiser Group PLC, a director on the boards of directors of Peet’s Coffee & Tea Inc. and Jacobs Douwe

Egberts B.V. and co-founder and Executive Chairman of DKMS. Mr. Harf was Chairman of the Board of Directors and a member of the audit committee of Anheuser-Busch InBev SA/NV until 2012. Mr. Harf holds a Master of Business Administration degree from Harvard Business School and a Diploma and a Doctorate in Economics from the University of Cologne in Germany.

We believe Mr. Harf is well qualified to serve as a member of our Board. As our former Chief Executive Officer, Mr. Harf has intimate knowledge of our business and operations and brings a valuable perspective to the Board. Mr. Harf’s more than 30 years of experience in our industry, including executive, operating, strategic planning and international business experience, will be critical to his ability to identify, understand and address challenges and opportunities that we will face.

Paul S. Michaels joined the Board of Directors of Coty Inc. in June 2015. Prior to joining Coty Inc., Paul S. Michaels served as the President of Mars, Incorporated, parent company of William Wrigley Jr. Co., from January 2004 to January 2015. Mr. Michaels began his career at The Procter & Gamble Company and later moved to Johnson & Johnson, where he spent 15 years building many of the company’s flagship brands. Mr. Michaels holds a Bachelor of Arts from the University of Notre Dame.

We believe Mr. Michaels is well qualified to serve as a member of our Board. Mr. Michael’s expertise and creativeness in working with global brands in the consumer goods industry, will be critical to his ability to identify, understand and address challenges and opportunities that we will face.

Erhard Schoewel joined the Board of Directors of Coty Inc. in 2006. From 1999 to 2006, he was Executive Vice President responsible for Europe at Reckitt Benckiser PLC. From 1979 to 1999 he held positions of increasing responsibilities at Benckiser. Prior to that, he worked for PWA Waldhof. In 2012, Mr. Schoewel was elected to the Supervisory Board of the Jahr Holding GmbH & Co. KG in Hamburg, Germany. He was Chairman of Birdseye Iglo Ltd London and a director of Phorms SE Berlin. Mr. Schoewel received a Diplom-Kaufmann degree from University of Pforzheim.

We believe Mr. Schoewel is well qualified to serve as a member of our Board. Mr. Schoewel has many years of experience in the consumer products industry, including executive, operating and international business experience and experience as a member of the board of directors of other companies, and we believe these experiences will be critical to his ability to identify, understand and address challenges and opportunities that we will face.

Robert Singer joined the Board of Directors of Coty Inc. in 2010, and serves as Chair of the Audit and Finance Committee. From 2006 to 2009 he served as Chief Executive Officer of Barilla Holding S.p.A., an Italian food company, and before that he served as the President and Chief Operating Officer of Abercrombie and Fitch Co. from May 2004 until August 2005. He served as Chief Financial Officer of Gucci Group N.V. from 1995 to 2004. Mr. Singer started his career at Coopers & Lybrand in 1977. Mr. Singer also serves as a director of Gianni Versace S.p.A. and a director and member of the audit committee of Mead Johnson Nutrition. He also serves as a director and chair of the audit committees of Tiffany & Co. and Jimmy Choo PLC. Mr. Singer has served as a senior advisor to CCMP Capital Advisors, LLC since 2011. He received a Bachelor of Arts Humanities degree from Johns Hopkins University, a Master of Arts degree in Comparative Literature from University of California, Irvine and graduated from New York University with a Master of Science in Accounting.

We believe Mr. Singer is well qualified to serve as a member of our Board. Mr. Singer has many years of operating, financial and executive experience, including his experience as Chief Executive Officer of Barilla Holding S.p.A. and President and Chief Operating Officer of Abercrombie and Fitch Co., and we believe these experiences will be critical to his ability to identify, understand and address challenges and opportunities that we will face. Mr. Singer has significant public company board experience and extensive risk management experience from his time at Gucci Group and Coopers & Lybrand.

Jack Stahl joined the Board of Directors of Coty Inc. in 2011. From 2002 to 2006 he served as President and Chief Executive Officer of Revlon Inc. Prior to joining Revlon, Mr. Stahl worked for 22 years with The Coca-Cola

Company, culminating in the role of President and Chief Operating Officer. Mr. Stahl started his career as an auditor at Arthur Andersen & Co. He currently serves on the Board of Directors of Advantage Sales and Marketing LLC and as a director and Chair of the audit committees of Delhaize Group and Catalent, Inc. Mr. Stahl is on the U.S. Board of Advisors of CVC Capital and served until 2013 on the Board of Directors and as Chair of the audit committee of Saks Incorporated. In addition, Mr. Stahl is the Chairman of the Board of Governors of The Boys and Girls Clubs of America. He received a Bachelor of Arts degree in Economics from Emory University and a Master of Business Administration from the Wharton Business School of the University of Pennsylvania. His book “Lessons on Leadership: The 7 Fundamental Management Skills for Leaders at All Levels” was published in 2007.

We believe Mr. Stahl is well qualified to serve as a member of our Board. Mr. Stahl has significant public company experience, including many years of operating, financial and executive experience and experience as President and Chief Executive Officer of Revlon Inc. and President and Chief Operating Officer of The Coca-Cola Company, and we believe these experiences will be critical to his ability to identify, understand and address challenges and opportunities that we will face.

Director Compensation

The following summary describes compensation paid to directors in fiscal 2015.

Annual Cash Compensation for Board Service

Each non-employee director except the Chairman of our Board (“Chairman”) and the Chair of the AFC (“AFC Chair”) is entitled to receive a cash retainer fee of $100,000 annually, payable in November. The Chairman is entitled to receive a cash retainer fee of $400,000 annually and the AFC Chair is entitled to receive a cash retainer fee of $130,000 annually. Mr. Becht served as Chairman in fiscal 2015 and Mr. Singer served as AFC Chair in fiscal 2015.

Annual Restricted Stock Unit Grant

Each non-employee director except the Chairman is entitled to receive an annual grant of 10,000 RSUs under the 2007 Stock Plan for Directors. The Chairman is entitled to receive an annual grant of 30,000 RSUs. Each RSU vests on the fifth anniversary of the grant date, subject to acceleration upon termination of service due to retirement, death or disability or upon a change in control, and represents the right to receive one share of Class A Common Stock following vesting.

Management Directors

Directors who are currently our employees generally receive no additional compensation for service on our Board. During fiscal 2015, Mr. Scannavini was the only director who was also our employee (until his resignation from his role as Chief Executive Officer in September 2014). All the directors currently serving on our Board are non-employee directors, although Mr. Becht is also currently serving as our interim CEO, in addition to serving as Chairman. Mr. Becht continues to serve in this role as a non-employee director and will continue to be compensated as a non-employee director during his service as interim CEO.

Reimbursement of Expenses

Directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred when attending meetings of our Board, meetings of the committees of our Board and meetings of our stockholders. Directors are also reimbursed for other reasonable expenses relating to their service on our Board, such as expenses incurred during visits to our offices and facilities.

Non-Employee Directors

The following table sets forth compensation information for our non-employee directors in fiscal 2015. Mr. Becht remains a non-employee director, although he has also been serving as the interim CEO since September 2014. He will continue to be compensated as a non-employee director during his service as interim CEO.

Name		Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)		Total ($)
Lambertus J.H. Becht	(4)	400,000		574,500		974,500
Joachim Faber	(4)	100,000		191,500		291,500
Olivier Goudet	(4)	100,000		191,500		291,500
Peter Harf	(4)	100,000		191,500		291,500
Paul S. Michaels	(4)	6,849	(3)	17,577	(3)	24,426
Erhard Schoewel	(4)	100,000		191,500		291,500
Robert Singer	(4)	130,000		191,500		321,500
Jack Stahl	(4)	100,000		191,500		291,500

(1)
The amount represents annual cash compensation for service as a director, Chairman or AFC Chair, as applicable. The amount does not include any compensation paid to Mr. Becht for his service as interim CEO, which compensation is reported in the Summary Compensation Table on page 34.

(2)
Amount represents the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for restricted stock units issued to non-employee directors on November 15, 2014. See Note 23, “Share-Based Compensation Plans” in the notes to our Consolidated Financial Statements in our Annual Report for certain assumptions used to calculate the valuation.

(3)	Mr. Michaels received a pro rata fee of $6,849 and RSU grant valued at $17,577 for his service on our Board, which commenced on June 6, 2015.
(4)	Presented below are the aggregate number of shares of Class A Common Stock underlying RSUs and stock options held by the directors as of June 30, 2015.

Name	Total Number of Shares of Class A Common Stock Underlying RSUs Outstanding as of June 30, 2015	Total Number of Shares of Class A Common Stock Underlying Stock Options Outstanding as of June 30, 2015
Lambertus J.H. Becht	112,500	—
Joachim Faber	44,167	—
Olivier Goudet	21,666	—
Peter Harf	62,500	—
Paul S. Michaels	685	—
Erhard Schoewel	50,000	—
Robert Singer	58,335	—
Jack Stahl	40,000	—

EXECUTIVE OFFICERS

The following table sets forth certain information concerning our executive officers.

Name	Age	Position(s) Held
Lambertus J.H. Becht	59	Interim Chief Executive Officer
Patrice de Talhouët	49	Chief Financial Officer
Sebastien Froidefond	47	Senior Vice President of Human Resources
Jules P. Kaufman	57	Senior Vice President, General Counsel and Secretary
Ralph Macchio	58	Senior Vice President of Global Research and Development, Chief Scientific Officer
Jean Mortier	55	President of Global Markets
Camillo Pane	45	Executive Vice President, Category Development
Mario Reis	56	Executive Vice President, Supply Chain
Kevin Monaco	51	Senior Vice President, Treasurer and Investor Relations
Thomas Muench	49	Senior Vice President, Group Controller

Patrice de Talhouët is Chief Financial Officer and a member of the Executive Committee of Coty Inc. Mr. de Talhouët oversees strategic leadership for corporate finance, planning and budgeting, treasury, tax and fiscal management and information technologies, as well as business development and mergers & acquisitions. He has more than 20 years of comprehensive global financial experience. Prior to joining Coty Inc. as Chief Financial Officer in January 2014, Mr. de Talhouët spent nearly seven years with food products manufacturer Mars, Inc., serving as Corporate Finance Officer Americas and a member of the finance executive committee from April 2011 to December 2013 and Chief Financial Officer Europe Mars Chocolate from January 2007 to March 2011. Before joining Mars, Inc., Mr. de Talhouët spent more than a decade in senior finance positions at Alcatel-Lucent. Mr. de Talhouët started his career at Société Générale S.A. bank. Mr. de Talhouët has served as a member of Devoteam’s Remuneration Committee from 2002 through 2010 and of Devoteam’s Audit Committee since 2011. He holds a Bachelor’s degree in Economics and International Management from Nanterre University and as well as a Master’s degree in Finance, Accounting and Corporate Law from Conservatoire National des Arts et Métiers (CNAM).

Sebastien Froidefond is Senior Vice President of Human Resources at Coty Inc. and a member of the Coty Inc. Executive Committee. Mr. Froidefond leads Coty’s worldwide human resources department and oversees all global employee communication initiatives. Prior to joining Coty Inc. in September 2015, Mr. Froidefond was Human Resources Vice President for the Global Consumer Healthcare division of Sanofi. From 2001 until his appointment as Sanofi’s Human Resources Vice President, Mr. Froidefond served in various roles of increasing responsibility within Sanofi’s human resources functions in the UK, Latin America, Africa, Turkey, the Middle East, Eurasia and South Asia. He has over 20 years of experience in building and leading world class human resources organizations at country, regional and global levels. Mr. Froidefond holds a Master in Economics from Université Paris X and an advanced degree in consulting from Institut Supérieur de Gestion.

Jules P. Kaufman is Senior Vice President, General Counsel and Secretary of Coty Inc. and a member of the Coty Inc. Executive Committee. In his role as General Counsel, he oversees Coty’s legal affairs worldwide, including, among other things, acquisitions and divestitures, corporate governance, securities compliance, intellectual property, licensing and regulatory issues. Mr. Kaufman has more than 30 years of comprehensive legal experience. Prior to joining Coty Inc. as General Counsel in 2008, he served in Paris and Geneva as Vice President and Division General Counsel for Colgate-Palmolive Company’s Europe/South Pacific division. Prior to that, Mr. Kaufman held positions of increasing responsibility within the Colgate legal function and served as secretary of the Colgate Audit Committee. Mr. Kaufman began his career as a corporate lawyer with two New York City based law firms. He received his Bachelor of Arts degree from Harvard University and his Juris Doctor from the University of Virginia School of Law.

Ralph Macchio is Chief Scientific Officer and Senior Vice President of Global Research & Development at Coty Inc. and is a member of the Coty Inc. Executive Committee. He is responsible for all Scientific Affairs and Global Regulatory Affairs at the Company and the Global Consumer Affairs Team. Mr. Macchio has over 30 years of cosmetic research and development experience. Since joining the Company in 1992, Mr. Macchio has held various positions of increasing responsibility at Coty Inc. Prior to becoming Chief Scientific Officer and Senior Vice President of Global

Research and Development in 2007, Mr. Macchio served as Vice President of Global Research and Development. Prior to joining Coty Inc., Mr. Macchio held several positions at Revlon Inc., including Departmental Manager, Color Cosmetics. He received degrees in Biochemistry and Chemistry from the State University of New York at Albany.

Jean Mortier is President of Global Markets and is a member of the Coty Inc. Executive Committee. In his role, Mr. Mortier oversees sales execution and steers the Company’s business according to specific consumer and retailer needs and priorities. Prior to his appointment as President of Global Markets in June 2014 in connection with the Company’s new organizational structure, Mr. Mortier was President of Coty Prestige. From 2005 until he was appointed President of Coty Prestige in 2012, Mr. Mortier was Senior Vice President, Commercial for Coty Prestige. Prior to that, he held various positions at Unilever PLC in finance, internal audit, human resources, sales and trade marketing, key account management and supply chain, including Senior Vice President, International at Unilever Cosmetics International. Mr. Mortier holds a degree in Business Administration from École Supérieure des Sciences Économiques et Commerciales in Cergy, France.

Camillo Pane is Executive Vice President, Category Development and a member of the Coty Inc. Executive Committee. Prior to joining Coty Mr. Pane was the Senior Vice President, Global Category Officer Consumer Health at Reckitt Benckiser Group PLC. Mr. Pane has held numerous high profile international marketing and general management roles through his career, in both developed and emerging markets. In 1996, he started his career at Reckitt Benckiser Group PLC in Italy. In 1998, he moved to the U.S. where he was appointed Marketing Director for the Autodish and Homecare categories. In 2001, he moved to Sao Paulo as Regional Marketing Director for Brazil and Latin America for all Reckitt Benckiser brands. In 2003, Mr. Pane moved to the U.K. as Global Category Director for Air Wick. In 2007, Mr. Pane became the General Manager for the UK Healthcare business unit before taking on the role of General Manager of Reckitt Benckiser U.K. Household, Personal Care and Healthcare commercial businesses in 2009. Prior to Reckitt Benckiser, Mr. Pane spent time in Marketing with Kraft Jacob Suchard in Milan. Mr. Pane holds a degree in business administration from University of Bocconi in Milan.

Mario Reis is Executive Vice President, Supply Chain and a member of the Coty Inc. Executive Committee. Mr. Reis brings diversified experience in supply chain and commercial fields with a unique perspective and a strong skill set for a best in class end-to-end supply chain. Mr. Reis has more than 30 years of experience as a solid business leader and supply chain expert. Mr. Reis built his career during his tenure at Groupe Danone, where he held several senior executive positions within Worldwide Operations from 1996 to 2014. In his various supply chain roles within Groupe Danone, Mr. Reis was successful in implementing best practices and synergies across divisions. Most recently, Mr. Reis served as Managing Director of Groupe Danone South Africa, where his leadership resulted in strong acceleration in profitability and growth over a five year period. Mr. Reis worked at Mars Inc. and Bain & Co. in various business roles from 1986 to 1996. Mr. Reis holds a Master of Business Administration degree from INSEAD, the University of Manchester and a Bachelor of Science degree with Honors from the University of Manchester.

Kevin Monaco is Senior Vice President, Treasurer and Investor Relations of Coty Inc. In this position, Mr. Monaco oversees the Company’s global treasury and tax functions and represents the Company to the investment community. His responsibilities include capital structure management, liquidity, risk management, the global tax function, and communication of the Company’s business strategy to investors and analysts. From 2006 until joining the Company as Senior Vice President, Treasurer and Investor Relations in 2009, Mr. Monaco was Senior Vice President, Treasurer at Travelport Limited. Mr. Monaco has more than 20 years of global finance experience, including positions at Cendant Corporation, Avon Products, Inc. and at JPMorgan Chase and Co. Mr. Monaco holds a Master of Business Administration degree with Honors from the University of Notre Dame Mendoza School of Business and a Bachelor of Science degree in Business Administration from the University of Delaware.

Thomas Muench is Senior Vice President, Group Controller of Coty Inc. In this position, Mr. Muench is the Company’s principal accounting officer responsible for overseeing various activities including financial reporting systems of internal control and other compliance programs. Prior to his appointment as Senior Vice President, Group Controller in July 2014, Mr. Muench served in a variety of finance positions of increasing responsibility at the Company, including Vice President, Coty Prestige since July 2011. Mr. Muench joined the Company in 2005 through the acquisition of Unilever Cosmetics International. He then served as CFO Switzerland from November 2006 until

February 2008 and Commercial Finance Director, Coty Prestige from February 2008 until July 2011. Mr. Muench brings twenty years of experience in successfully co-piloting businesses at Unilever and the Company. He received a degree in a combination of Mathematics and Economics from the Universität Hamburg.

Mr. Géraud-Marie Lacassagne served as Senior Vice President of Human Resources and a member of the Coty Inc. Executive Committee until his succession by Mr. Froidefond in September 2015.

Each executive officer serves for a one-year term ending at the next meeting of our Board at which executive officers are elected, subject to his or her applicable employment agreement and his or her earlier death, resignation or removal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our Common Stock beneficially owned as of the Record Date, by (i) each person who is known by us to own beneficially more than 5% of our Common Stock, (ii) each member of our Board of Directors, (iii) each Named Executive Officer and (iv) all current directors on our Board and executive officers, as a group. A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if that person has the right to acquire sole or shared voting or investment power over the security within 60 days. Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares listed.

Applicable percentage ownership is based on 96,774,568 shares of Class A Common Stock and 262,062,370 shares of Class B Common Stock, each as of the Record Date.

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date and subject to RSUs that are vested but not settled or that are going to vest and are expected to settle within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Common Stock Beneficially Owned
Name of Beneficial Owner	Class A(1)			Class B			% of Total Voting Power
	Shares		%	Shares		%
JAB Cosmetics B.V.	4,447,871	(2)	4.6	262,062,370	(2)	100	96.6
Mousseluxe S.á.r.l.	15,562,993	(3)	16.1	—		—	*
Putnam Investments, LLC	7,448,605	(4)	7.7	—		—	*
FMR LLC	5,319,610	(5)	5.5	—		—	*
Lambertus J.H. Becht	4,668,810		4.8	—		—	*
Patrice de Talhouët	207,297		*	—		—	*
Joachim Faber	190,500		*	—		—	*
Olivier Goudet	15,000		*	—		—	*
Peter Harf	4,550,719		4.7	—		—	*
Jules P. Kaufman	658,428	(6)	*	—		—	*
Paul S. Michaels	0		0	—		—	—
Jean Mortier	797,405	(7)	*	—		—	*
Mario Reis	126,000		*	—		—	*
Michele Scannavini	0		0	—		—	—
Erhard Schoewel	343,991		*	—		—	*
Robert Singer	48,335		*	—		—	*
Jack Stahl	14,000		*	—		—	*
All Directors and Executive Officers as a Group (17 persons)	12,172,663	(8)	12.4	—		—	*

*	Less than one percent
(1)
Includes shares of Class A Common Stock subject to Stock Options that are currently exercisable or exercisable within, and RSUs, if any, that are vested but not settled or that will vest and are expected to settle within 60 days of September 10, 2015.

(2)
Based on Forms 4 filed by JAB Cosmetics B.V. on July 10, 2015, and on September 14, 2014, reflecting beneficial ownership as of September 10, 2015. Lucresca, Agnaten, each of which is a company with its registered seat in Austria, and JAB Holdings B.V., a Netherlands corporation, indirectly have voting and investment control over the shares held by JAB Cosmetics B.V., a Netherlands corporation. JAB Cosmetics B.V. is direct subsidiary of JAB Holdings B.V. and an indirect subsidiary of Agnaten and Lucresca. Lucresca and Agnaten are each controlled by Renate Reimann-Haas, Wolfgang Reimann, Stefan Reimann-Andersen and Matthias Reimann-Andersen, who with Peter Harf, Bart Becht and Olivier Goudet exercise voting and investment authority over the shares held by JAB Cosmetics B.V. Lucresca, Agnaten, and JAB Cosmetics B.V. disclaim the existence of a “group” and disclaim beneficial ownership of these securities except to the extent of a pecuniary interest therein. The address of Lucresca and Agnaten is Rooseveltplatz 4-5/Top 10, 1090 Vienna and the address of JAB Cosmetics B.V. and JAB Holdings B.V. is Oudeweg 147, 2031 CC Haarlem, The Netherlands.

(3)
Based on a Form 4 filed on June 29, 2015. Represents shares of Class A Common Stock beneficially owned by Mousseluxe S.à.r.l. These shares are indirectly owned by Charles Heilbronn, who has been granted a power of attorney and proxy to exercise voting and investment power with respect to these shares. Mousseluxe S.à.r.l. and Mr. Heilbronn have shared voting and dispositive power over these shares. The address for Mousseluxe S.à.r.l. is 65 Boulevard Grande Duchesse Charlotte, L-1331 Luxembourg. Address for Mr. Heilbronn is c/o Mousse Partners Limited, 9 West 57th Street, New York, NY 10019.

(4)
Based solely on a Schedule 13G/A filed on June 10, 2015. Represents shares of Class A Common Stock beneficially owned by Putnam Investments, LLC (“Putnam”) which wholly owns two registered investment advisers: Putnam Investments Management, LLC (“PIM”), which is the investment adviser to the Putnam family of mutual funds and the Putnam Advisory Company, LLC (“PAC” together with Putnam and PIM, the “Putnam Group”), which is the investment adviser to Putnam’s institutional clients. Putnam has sole voting power over 960,997 shares and sole dispositive power over 7,448,605 shares, PIM has sole voting power over 305,279 shares and sole dispositive power over 6,791,808 shares, and PAC has sole voting power over 655,718 shares and sole dispositive power over 656,797 shares. The address for the Putnam Group is One Post Office Square, Boston, MA 02109.

(5)
Based solely on a Schedule 13G/A filed on May 11, 2015. Represents shares of Class A Common Stock beneficially owned by FMR LLC. FMR LLC has sole voting power of 51,200 shares and sole dispositive power over 5,319,610 shares. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(6)	Includes 260,250 shares of Class A Common Stock issuable upon exercise of vested options and 170,000 shares of Class A Common Stock underlying options that vested on September 14, 2015.
(7)	Includes 454,700 shares of Class A Common Stock issuable upon exercise of vested options and 115,000 shares of Class A Common Stock underlying options that vested on September 14, 2015.
(8)	Includes 1,349,050 shares of Class A Common Stock issuable upon exercise of vested options and 710,000 shares of Class A Common Stock underlying options that vested on September 14, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no other reports were required for those persons, we believe that all filing requirements applicable to our executive officers, directors, and greater than ten percent beneficial owners were complied with during fiscal 2015, with the exception that the Forms 4 reporting one transaction filed on behalf of each of Jules Kaufman, Géraud-Marie Lacassagne, Jean Mortier, Kevin Monaco, Catia Cesari and Renato Semerari, reporting two transactions filed on behalf of each of Patrice de Talhouët and Mario Reis, and reporting three transactions filed on behalf of Thomas Muench, and the Form 3 reporting one transaction on behalf of Paul S. Michaels were not timely filed; and a Form 3 reporting one transaction filed on behalf of Paul S. Michaels was amended to fix errors in the original reporting. All of the transactions discussed above have been reported on Forms 3 and 4 subsequent to the due date for such Forms.
PROPOSAL NO. 2

APPROVAL OF ADVISORY RESOLUTION ON NEO COMPENSATION (SAY-ON-PAY)

As required by Section 951 the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are asking stockholders to vote, on a non-binding advisory basis, to approve compensation paid to our NEOs. Executive compensation is disclosed in our “Compensation Discussion and Analysis” (“CD&A”) on page 25 of this Proxy Statement and the tables following the CD&A.

We believe that the overriding objective of our compensation program for our NEOs is to encourage, reinforce and reward delivery of stockholder value. We also believe that our compensation program is effectively designed to attract and retain high quality talent. Further, we believe that our compensation program is competitive, stimulates outstanding business growth through long-term incentives, and further aligns the NEOs’ interests with those of the Company’s stockholders.

Proposal: In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Coty Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders.

Recommendation: The Board recommends voting FOR the proposal to approve, on a non-binding advisory basis, the compensation of our NEOs as described in the CD&A beginning on page 25.

Vote Required: This advisory vote, commonly referred to as “Say-on-Pay”, requires the affirmative vote of a majority of the votes cast. The advisory proposal is not binding on our Board. However, our Board values our stockholders’ opinions and the RNC will take into account the outcome of the advisory vote when considering future NEO compensation. The Board has adopted a policy providing for annual “Say-on-Pay” advisory votes. Unless the Board modifies its policy on the frequency of holding “Say-on-Pay” advisory votes, the next “Say-on-Pay” advisory vote will occur in 2016.

Compensation Discussion and Analysis

Overview of Compensation Philosophy & Objectives

The overriding objective of our compensation programs for our NEOs is to encourage, reinforce and reward delivery of stockholder value.

NEO compensation (other than for Mr. Becht) consists of base salary, annual cash awards under our Annual Performance Plan (“APP”) and equity awards under our Equity and Long-Term Incentive Plan (“ELTIP”) and its predecessor program, our Long-Term Incentive Plan (“LTIP” and, with the ELTIP, the “Long-Term Incentive Plans”). We also provide certain benefits and perquisites in line with general practice in the country in which the NEO resides and certain payments in lieu of pensions. Variable pay under our APP and Long-Term incentive Plans has and will continue to be the most significant element of our NEO compensation program. The following discussion of the compensation program for our NEOs does not apply to Mr. Becht who is not an employee and is serving in a non-employee role as interim CEO. The compensation provided to Mr. Becht in respect of his service as interim CEO is discussed separately below.

Competitive Compensation. Our compensation program for our NEOs is designed to compensate our NEOs competitively to ensure that we attract and retain the right talent to deliver stockholder value. We benchmark our compensation against a peer group of companies that includes companies against whom we compete for key talent (the “Compensation Peer Group”). We target total direct NEO compensation at 50th percentile of the Compensation Peer Group, and provide the NEOs with the opportunity to earn total direct compensation towards the third quartile of the Compensation Peer Group based on exceptional performance.

Equity-Based Compensation. We closely align the interests of our NEOs with those of our stockholders through a compensation program in which a significant portion of total compensation is paid through equity-based long-term incentives. To balance incentives to achieve short-term and long-term success, NEOs’ compensation includes annual grants of long-term equity-based compensation under our Long-Term Incentive Plans as well as annual cash awards under our APP as described in more detail below. Long-term equity-based compensation provides direct alignment between NEOs’ and stockholders’ interests. All annual equity-based awards have five-year cliff vesting tied to continued employment with the Company to help ensure long-term retention of key executive talent.

Variable, Performance-Based Pay. The APP is a key component of the compensation program for our NEOs. Our APP is designed to stimulate achievement of outstanding business results by linking highly-leveraged annual cash incentives to the achievement of performance targets. We link achievement to compensation by basing NEOs’ APP awards on performance against collective and individual targets. Collective targets represent key business objectives that we believe drive Company performance and stockholder value. Individual targets are derived from our collective targets and tailored to the areas in which an NEO can most effectively deliver stockholder value.

Stock Ownership. We strongly believe in encouraging stock ownership by our NEOs and have adopted stock ownership guidelines for our executives. We encourage stock ownership and facilitate compliance with our stock ownership guidelines through our Platinum Program (“Platinum”). All executives who are subject to our stock ownership guidelines are invited to purchase stock through Platinum, and any executive who purchases stock through Platinum receives a matching award of restricted stock units (“Platinum RSUs”). All Platinum RSUs have five-year cliff vesting tied to continued employment with the Company and continued ownership of the purchased shares that were matched by the Platinum RSUs. In addition, during fiscal 2015 we established new awards under our ELTIP plan and certain of our NEOs received awards of either (i) our new Series A Preferred Stock, $0.01 par value (the “Series A Preferred Stock”) or (ii) non-qualified stock options to purchase our Class A Common Stock (“Options”) (each, discussed in more detail below) contingent, in each case, upon the NEO’s ownership of a minimum level of Class A Common Stock. We believe these programs encourage stock ownership by our executive officers, which closely aligns the interests of key executives and stockholders and reduces the likelihood of excessive risk taking.

“Say-on-Pay” Advisory Vote on Executive Compensation

        The Company provided stockholders a “Say-on-Pay” advisory vote on its executive compensation in 2014 under Section 14A of the Securities Exchange Act of 1934, as amended. At the Company’s 2014 Annual Meeting of Stockholders, stockholders expressed substantial support for the compensation of our NEOs, with approximately 99% of the votes cast for approval of the “Say-on-Pay” advisory vote. The RNC carefully evaluated the results of the 2014 advisory vote. The RNC also considers many other factors in evaluating our executive compensation programs as discussed in this Compensation Discussion and Analysis, including the RNC’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of peer group and survey data, each of which is evaluated in the context of the RNC’s fiduciary duty to act as the directors determine to be in stockholders’ best interests. While each of these factors bore on the RNC’s decisions regarding our NEOs’ compensation, the RNC did not make any changes to our executive compensation program and policies as a result of the 2014 “Say-on-Pay” advisory vote.

Executive Summary

Our Named Executive Officers

Our NEOs for fiscal 2015 are:

•Lambertus J.H. Becht, interim Chief Executive officer (“interim CEO”),
•Michele Scannavini, former Chief Executive Officer (“former CEO”),
•Patrice de Talhouët, CFO,
•Jean Mortier, President of Global Markets,
•Jules P. Kaufman, Senior Vice President, General Counsel and Secretary, and
•Mario Reis, Executive Vice President, Supply Chain.

Mr. Scannavini resigned as our Chief Executive Officer effective September 30, 2014, and Mr. Becht became our interim CEO effective upon Mr. Scannavini’s resignation.

Pay for Performance Overview

Fiscal 2015 Annual Incentive Compensation. Our collective performance targets for Coty Inc. under the APP and performance relative to these targets in fiscal 2015 are set forth in “Coty Inc. Fiscal 2015 Targets”.

Coty Inc.’s fiscal 2015 performance resulted in a collective performance factor of 1.51 out of a possible maximum factor of 3.6. We measure Coty Inc.’s financial performance based on targets for growth in net income attributable to Coty Inc., and like-for-like growth in net revenues and improvement in average net working capital as a percentage of rolling net revenues. We use these performance measures because we believe they most accurately measure our performance in executing our business plan, with a focus on top line growth, margin expansion and cash flow generation. While each target is considered achievable, a superior level of performance was required to receive an award above the target level. NEO individual performance factors ranged from 1.32 to 1.95, and total APP factors for APP awards paid to NEOs ranged from 1.45 to 1.64.

Fiscal 2015 long-term equity compensation. Annual long-term equity awards granted under the ELTIP in fiscal 2015 were awarded in September 2014 and were based on fiscal 2014 individual performance. The size of the total pool for equity-based awards to our employees as a whole under the ELTIP (including the NEOs) is based on the total number of employees and their target or notional grants for their respective job levels. When deciding whether to award annual grants, our Board considers the collective performance of Coty Inc. during the fiscal year on which the awards are based. All annual long-term equity awards granted in fiscal 2015 for fiscal 2014 performance were awarded in the form of RSUs with five-year cliff vesting tied to continued employment with the Company.

In addition, during fiscal 2015 certain of our NEOs received additional awards of either Options or our new Series A Preferred Stock (discussed in more detail below) contingent upon the NEO’s ownership of a minimum level of Class A Common Stock.

Annual long-term equity awards granted in fiscal 2016 will be granted in September 2015 and will be based on fiscal 2015 performance.

Other Highlights

We believe our NEO compensation program follows best practices with respect to corporate governance and risk management, and includes the following principles:

Stock ownership encouraged. We strongly believe in encouraging stock ownership by our NEOs. All of our NEOs have participated in Platinum or its predecessor program, the Executive Stock Ownership Plan (the “EOP” and, together with Platinum, the “Executive Ownership Programs”). In fiscal 2012, to further encourage stock ownership, we adopted stock ownership guidelines requiring our Chief Executive Officer to own shares of our Class A Common Stock equal to five times his base salary and each other NEO to own shares of our Class A Common Stock equal to three times his base salary. As noted above, in fiscal 2015, certain of our NEOs received additional awards of either Series A Preferred Stock or Options (each, discussed in more detail below). Under this program, Series A Preferred Stock was awarded to each of Messrs. de Talhouët and Reis, while each of Messrs. Kaufman and Mortier received awards of Options. To vest in any portion of these awards, our NEOs are required to hold a minimum level of Class A Common Stock by December 31, 2015 (the “Minimum Required Holding Amount”), with full vesting available only if the NEO holds, as of December 31, 2015, the maximum investment amount established for the NEO (the “Maximum Investment Amount”). Vesting of the Series A Preferred Stock and the Options, as applicable, is contingent upon each NEO holding at least his Minimum Required Holding Amount through the vesting date. If the Maximum Investment Amount is not met the awards will not vest in full and all or a portion of the awards, based on the amount of underperformance with respect to the Maximum Investment Amount, will be forfeited at that time. Under this program, the Maximum Investment Amount for each of Messrs. de Talhouët, Mortier and Reis is 207,211 shares, which number is based on a Class A Common Stock investment of $5,000,000, and is 124,327 shares for Mr. Kaufman, which number is based on a Class A Common Stock investment of $3,000,000.

No tax gross-ups. Any personal income taxes due as a result of compensation and/or perquisites, other than international assignment benefits, are the responsibility of the NEOs, with the exception of our agreement to pay the personal income taxes associated with certain perquisites we provide to Mr. de Talhouët. We do not provide tax gross-ups for golden parachute excise taxes.

Incentives do not encourage excessive risk taking. Our compensation program does not contain features that could potentially encourage excessive risk taking, such as multi-year guaranteed bonuses, high pay opportunities relative to peer companies or mega annual equity grants. In addition, we utilize multiple performance measures under the APP to reduce the risk of over concentration on a single business or financial metric. Our stock options and RSUs generally have five-year cliff vesting tied to continued employment with the Company, and management has sizable stock positions relative to their income, which together encourage focus on the long-term value of our stock, aligns management’s and stockholders’ interests and discourages excessive risk taking to optimize short-term and non-sustainable performance.

No backdating or repricing of stock options. We generally make annual equity awards at the same predetermined time each fiscal year. Equity awards, including stock options, are never backdated and stock options are never issued at below-market prices. In addition, repricing of stock options is expressly prohibited.

Independent external experts engaged for executive compensation information. Each year since fiscal 2010, the RNC has engaged an independent external expert to provide information with respect to executive compensation.

Perquisites. NEO perquisites are reasonable and generally represent less than 0.6% of each NEO’s total compensation with the exception of Mr. de Talhouët whose perquisites amounted to 2.5%.

Double-trigger equity vesting upon a change in control. In March 2011, we amended our LTIP and EOP to require a “double-trigger” for accelerated vesting in connection with a change in control of the Company, which means that accelerated vesting of equity issued under the LTIP or EOP will only occur upon a termination of employment in connection with a change in control and not simply as a result of the completion of a change in control transaction. This amendment applies to all equity granted after March 2011. In addition, all compensation plans and programs adopted since March 2011 that provide for additional or accelerated payment or accelerated vesting in connection with a change in the control of the Company, including the ELTIP and Platinum, also require a “double-trigger”, other than (i) the Series A Preferred Stock, as discussed in more detail below, which provides for accelerated payout upon the occurrence of a change in control of the Company under certain circumstances as discussed in more detail below, and (ii) the phantom units granted to Mr. Becht, which, as described in more detail below, provide for automatic single-trigger vesting upon the occurrence of a change in control of the Company.

Competitive Compensation and Peer Group Rationale

In establishing compensation for our NEOs, we consider the compensation practices of the Compensation Peer Group (as defined below). We consider these practices to determine the competitiveness of individual compensation elements and total compensation of our NEOs. We target total direct NEO compensation at 50th percentile of the Compensation Peer Group, and provide the NEOs with the opportunity to earn total direct compensation towards the third quartile of the Compensation Peer Group based upon exceptional performance in order to attract and retain talent. Individual pay to NEOs varies in accordance with experience, individual and collective performance and other factors determined by the RNC. Actual total direct compensation reported may also vary due to currency fluctuations.

The Compensation Peer Group consists of companies that compete directly with us for executive talent and compete with us in the marketplace for business and investment opportunities.

The RNC periodically reviews the companies included in the Compensation Peer Group. Our fiscal 2015 Compensation Peer Group did not change from fiscal 2014 and includes the following companies:

Avon Products, Inc.	Kimberly Clark Corporation
The Clorox Company	L’Oreal
Colgate-Palmolive Company	The Procter and Gamble Company
Elizabeth Arden, Inc.	Revlon, Inc.
The Estée Lauder Company, Inc.	Unilever PLC
Inter Parfums, Inc.
The last reported annual revenues of Compensation Peer Group companies ranged from $499 million to $83.1 billion, with a median of $11 billion. Benchmarking of compensation was size adjusted to reflect our annual net revenues of approximately $4.6 billion in fiscal 2014.

Elements of Compensation

Base Salary

We pay base salaries to provide executives with a secure, fixed base of cash compensation in recognition of individual responsibilities and job performance. Consistent with our pay-for-performance philosophy, base salary did not account for more than 12% of any NEO’s fiscal 2015 actual total direct compensation.

Salary levels are typically set and annually reviewed by the RNC. Any salary increases are approved by the RNC after a comparative analysis of base salaries for similar positions among the Compensation Peer Group (as described in “—Competitive Compensation and Peer Group Rationale”). When determining base salaries, the Remuneration and Nomination Committee considers external market conditions in addition to total direct compensation targets. In fiscal 2015, Messrs. de Talhouët and Kaufman received routine merit-based increases of 2% based on the RNC’s overall review of their performance. Mr. Reis was not yet eligible for a merit-based increase due to the commencement of his employment with us on May 1, 2014. Mr. Mortier received an increase of 13% in his base salary, in part due to routine merit increase, but in larger part in consideration of his increased responsibilities during fiscal 2015.

Annual Incentive Compensation under the APP

We provide for the opportunity to earn annual incentive cash compensation awards under the APP. The APP is a key component of the compensation program for our NEOs. It is designed to stimulate achievement of outstanding business results by linking highly-leveraged annual cash awards with the achievement of quantifiable performance measures.

Target APP awards for each NEO are calculated as a percentage of such NEO’s base salary and may be multiplied by a factor ranging from zero to 3.6 times such target award. 70% of the NEO’s APP Award is based on collective financial performance, and the other 30% is based on achievement of individual goals derived from our collective financial targets and tailored to the areas in which an NEO can most effectively deliver stockholder value.

Excluding our former CEO and interim CEO who were not eligible for an APP award in fiscal 2015, APP award targets ranged from 60% to 75% of NEO base salary.

Collective Performance. Collective performance is based on the financial performance of Coty Inc. The RNC sets these collective performance targets across several performance measures based on our internal planning and forecasting processes. Each performance measure is weighted, and targets for each performance measure are set at “minimum”, “below”, “target”, “exceeds” and “maximum” award levels.

In fiscal 2015, collective performance targets were established for Coty Inc. and were measured by growth in net income attributable to Coty Inc., like-for-like growth in net revenues and improvement in average net working capital as a percentage of rolling net revenues. While targets when set are considered achievable, a superior level of performance is required to receive an award above the target level.

Individual Performance. The RNC also establishes weighted, individual targets for each NEO. Individual targets are derived from our collective targets and tailored to the areas in which an NEO can most effectively deliver stockholder value. Examples of individual targets include net revenue growth in emerging markets, strengthening financial governance or improvements in supply chain service and efficiency. Individual targets are measurable and serve to focus each NEO on the area of our business in which he can add the most stockholder value.

Evaluation and Payment. Each fiscal year, the RNC measures collective financial performance and individual performance to determine APP awards for that fiscal year. The RNC also sets an aggregate amount available for payment of APP awards based on collective financial performance.

In its review of collective performance, the RNC determines whether collective performance meets targets set at “minimum”, “below”, “target”, “exceeds” and “maximum” award levels. If actual performance is between two award levels, the factor is calculated pro rata between the two award levels based on actual performance.

Measurement of performance against the established collective targets is subject to certain automatic adjustments, such as changes in accounting principles, impairment of intangibles, the impact of discontinued operations, acquisition expenses, nonrecurring income/expenses, the impact on net revenues of foreign currency rate fluctuations and other factors that the RNC may deem outside of management’s control.

We condition APP awards on meeting a minimum collective target for profitability, which we refer to as the Killer Factor, so that no awards will be paid if the minimum profits target is not met. We believe this directly ties receiving awards under our APP to delivering stockholder value. In fiscal 2015, the Killer factor was $284 million.

In its review of individual performance, the RNC rates each NEO’s performance against each of his individual goals. The Chief Executive Officer participates in each performance review, except for his own. Based on the aggregate amount available for payment of APP awards, a corresponding individual factor is prescribed to each NEO’s rating. Individual factors may not exceed the collective factor.

APP awards are calculated after the end of the fiscal year and paid in a single payment (adjusted for taxes as applicable) around the beginning of the second quarter of the following fiscal year.

Illustrative Example. As an example, assume an NEO has an annual base salary of $500,000 and an annual APP target set at 50% of his base salary and that his APP award is based 70% on the Company’s collective performance and 30% on his individual performance. Also assume that the Company’s collective performance factor is 1.30 and the NEO’s individual performance factor is 1.00.

Based on these facts, the NEO’s target APP award is $250,000, and his total APP factor is 1.21, resulting in an APP award of $302,500. His APP award could have ranged from $0, if his total APP factor was zero, to $900,000 if his total APP factor was 3.6.

The formulas below illustrate the calculation:

Target APP Award:	$500,000 times 50%	=	$250,000
APP total factor:	(1.30 times 70%) + (1.00 times 30%)	=	1.21
Actual APP Award:	$250,000 times 1.21	=	$302,500

Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a more detailed discussion of the mechanics of the APP program, including detail regarding the financial performance targets for fiscal 2015.

Long-Term Incentive Compensation Awards

We offer long-term incentive compensation in the form of equity under our Long-Term Incentive Plans and our Executive Ownership Programs. Historically, annual awards under the Long-Term Incentive Plans and equity received to match investments made under our Executive Ownership Programs have been in the form of non-qualified stock options. In fiscal 2013, we adopted the Equity and Long-Term Incentive Plan, which governs all equity awards granted to employees after its adoption, and Platinum, our new executive ownership program. Annual equity awards under the Equity and Long-Term Incentive Plan and matching equity under Platinum are in the form of RSUs.

We believe these awards will further focus our executives on increasing stockholder value. All annual equity awards under our Long-Term Incentive Plans and Platinum RSUs have five-year cliff vesting tied to continued employment with the Company. The Series A Preferred Stock and Options each generally have five-year cliff vesting tied to continued employment with the Company (as discussed in more detail below) and subject to ownership of at least the Minimum Required Holding Amount through the vesting date (as described in more detail above).

In April 2015, we filed a Certificate of Designations (the “Certificate of Designations”) with the Secretary of State of the State of Delaware, establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, with respect to our Series A Preferred Stock, which various and several voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof may be severally set forth in various subscription agreements relating to the issuance and sale of the Series A Preferred Stock (each, a “Subscription Agreement”). Under the terms provided in the various Subscription Agreements, a holder of Series A Preferred Stock is entitled to exchange any or all “Vested Series A Preferred Stock” (as defined below) prior to varying dates specified in the Subscription Agreements, into, at our sole election, either: (i) an amount in cash payable in U.S. dollars per share so exchanged equal to (I) the fair market value of a share of our Class A Common Stock on the date of conversion minus (II) an amount equal to the sum of an amount in U.S. Dollars specified in each Subscription Agreement (the “Cash Conversion Price”) plus the fair market value of a share of such Class A Common Stock on the date such Vested Series A Preferred Stock was originally granted, subject to adjustment from time to time (the “Share Conversion Price” and aggregated with the Cash Conversion Price, the “Conversion Price”) (such difference, the “Preferred Net Value”), or (ii) the number of shares of Class A Common Stock whose aggregate value, as measured by the fair market value of a share of such Class A Common Stock on the date of conversion, is equal to the Preferred Net Value. As such, the benefit provided under the Series A Preferred Stock will always be based solely on the increase in value of our Class A Common Stock after the date of grant and the Series A Preferred Stock will not have any value until the value of our Class A Common Stock exceeds the value of such shares on the date of grant plus the Cash Conversion Price. Under the terms provided in the various Subscription Agreements, the right of a holder of Series A Preferred Stock to exchange any or all shares of Vested Series A Preferred Stock typically expires on the earliest to occur of: (i) the first (1st) anniversary of the holder’s termination of employment due to death or disability, and (ii) the latest date prior to which Vested Series A Preferred Stock can otherwise be exchanged as set forth in the paragraph above.

To the extent provided in the applicable Subscription Agreement, Vested Series A Preferred Stock will also automatically be exchanged into cash to the extent that a holder has not already exchanged at least an amount that corresponds to services performed by the holder in the United States by the March 1 immediately following the calendar year in which shares of Series A Preferred Stock are deemed to be Vested Series A Preferred Stock.

In addition, following the date of a change of control, we have the right to cause any Vested Series A Preferred Stock to be exchanged for the Preferred Net Value payable, at our sole option and election, either in cash or Class A Common Stock, as applicable.

We are not required to exchange any Vested Series A Preferred Stock into any Class A Common Stock to the extent such conversion, issuance or delivery would require: (i) registration with or approval of any person under any federal or state law before such shares may be validly issued or delivered upon conversion, (ii) approval from the exchange on which shares of the Class A Common Stock are then listed (the “Relevant Exchange”), unless such approval has been received, or (iii) approval by our shareholders pursuant to the rules or regulations of the Relevant Exchange, unless such approval has been received.

“Vested Series A Preferred Stock” means all shares of Series A Preferred Stock outstanding and held by an executive on the earliest of (i) a date specified in each Subscription Agreement; (ii) termination of employment as a result of death or disability; or (iii) a termination of employment under certain circumstances following a change of control.

The holder of any Series A Preferred Stock is not entitled to receive any dividends and has no voting rights except as required by law.

Our equity compensation program encourages retention of and long-term focus by our NEOs by giving them an ownership stake in our future growth and financial success. The program also provides a direct link between the interests of our stockholders and our NEOs and other eligible leadership employees.

We use the Black-Scholes methodology and, when applicable, the Monte Carlo methodology to value stock option awards (both ours and those of companies in the Compensation Peer Group) to enable meaningful comparisons across companies and across time. Shares purchased under the Executive Ownership Programs are not considered compensation because executives purchase the shares at their fair market value. Shares purchased under Platinum, Platinum RSUs, Series A Preferred Stock and Options are not taken into account in determining target compensation levels for the NEOs.

Annual Awards under our Long-Term Incentive Plans. Awards under our Long-Term Incentive Plans recognize strong collective financial performance and individual achievement and align each NEO’s interests with our organizational goals and our stockholders’ long-term financial interests. The number of total available awards is based on the total number of employees and their target or notional grants for their respective job levels. When deciding whether to award annual grants for that fiscal year, our Board considers collective performance.

The RNC considers several factors when determining long-term incentive awards for each NEO. First, notional grants or target awards are established. As total target direct compensation is benchmarked against the third quartile of the Compensation Peer Group, the RNC deducts the NEO’s base salary and target APP award from the total target direct compensation when determining the NEO’s target annual award under the ELTIP. Then, these target awards are adjusted based on the RNC’s determination of the total pool size and its subjective review of the NEO’s individual overall performance during the fiscal year.

Award determinations are typically made in September of each year. There is no relationship between the timing of the granting of awards and our release of material non-public information.

Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for a more detailed discussion of our long-term equity program and actual awards granted in fiscal 2015.

Executive Stock Ownership

We strongly believe in encouraging stock ownership by our NEOs. We encourage NEOs to own stock in the Company in two ways: through our Executive Ownership Programs and by our stock ownership guidelines.

Executive Ownership Programs. The primary way we encourage stock ownership and compliance with stock ownership guidelines by our NEOs is through our Executive Ownership Programs. In December 2012, Platinum replaced the EOP as our Executive Ownership Program. Under Platinum, executives are invited to purchase stock through Platinum and receive matching awards of Platinum RSUs based upon their investments. In fiscal 2015, Mr. de Talhouët participated in Platinum.

Under Platinum, for every three shares purchased up to an amount equal to 100% of the participant’s stock ownership guidelines, the participant will receive one matching Platinum RSU. No shares purchased under Platinum over an amount equal to 100% of the participant’s stock ownership guidelines will receive a matching Platinum RSU.

As described above, in April 2015, certain of our NEOs received additional awards of either Series A Preferred Stock or Options. In connection with these awards, we require our NEOs to hold a minimum level of Class A Common Stock by December 31, 2015. Vesting of the Series A Preferred Stock and the Options, as applicable, is contingent upon each NEO holding his Minimum Required Holding Amount through the vesting date.

Stock Ownership Guidelines. In February 2012, we adopted stock ownership guidelines that apply to our NEOs. Our Chief Executive Officer’s target is five times his annual base salary. Targets for all other NEOs are three times the NEO’s annual base salary. Each NEO has seven years to meet his target. As of June 30, 2015, each NEO has achieved his ownership target.

Other Benefits and Perquisites

General. In general, our NEOs participate in the same benefit plans generally available to our employees in the home country in which the NEO resides. These benefit plans include health insurance, life insurance and disability coverage. NEOs receive the same coverage as the rest of our employees.

Perquisites. We provide NEOs with reasonable perquisites on an individual basis. The perquisites generally include housing allowances and car allowances to the extent deemed necessary for business purposes. Perquisites generally represented less than 0.6% of each NEO’s total direct compensation in fiscal 2015 with the exception of Mr. de Talhouët, whose perquisites amounted to 2.5%. All perquisites with an aggregate value of at least $10,000 received by an NEO are reported in the Summary Compensation Table.

Retirement Plans. We provide retirement benefits to our NEOs in the United States and certain other employees in the U.S. under our Retirement Savings Plan.

Potential Payments upon Termination of Employment. The employment agreements with our NEOs and our compensation plans provide for certain payments and incremental benefits if an NEO’s employment is terminated under certain circumstances. There are no tax gross-ups provided in connection with these payments or incremental benefits. These payments and incremental benefits are discussed in “—Potential Payments upon Termination or Change in Control”.

Employment Agreements

We have also entered into employment agreements with each of our NEOs. The employment agreements are described in “—Employment Agreements”.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the Company’s deductions for compensation paid to the chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) to $1,000,000 per year, but contains an exception for certain performance-based compensation. However, there is transitional relief from Section 162(m) for compensation paid pursuant to certain plans or agreements of corporations which are privately held and which become publicly held in an initial public offering.

Our compensation programs are intended to maximize the deductibility of the compensation paid to our NEOs to the extent that we determine it is in our best interests and to further advance organizational growth while providing competitive base salaries.

While the RNC is mindful of the benefit to the Company of the full deductibility of compensation, the committee believes that the requirements of Section 162(m) should not impair its flexibility in compensating our NEOs in a manner that can best promote the Company’s objectives. Therefore, the RNC has not adopted a policy that requires that all compensation be deductible. The RNC intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and its stockholders.

Independent External Experts Engaged by the Remuneration and Nomination Committee

The RNC has engaged an independent external expert to provide information with respect to our executive compensation.

The independent external expert reports directly to the RNC, with input from certain members of senior management. All decisions with respect to the amount and form of NEO compensation under our executive compensation programs are made solely by the RNC and may reflect factors and considerations other than the information provided by the independent external expert.

In fiscal 2015, the RNC engaged Deloitte LLP to provide information regarding competitive compensation peer group and compensation benchmarking data for NEO’s and executive-level positions, as well as information about market practices for equity compensation and plan governance. The AFC and RNC assessed the independence of Deloitte LLP and concluded that Deloitte LLP is independent and no conflict of interest exists that would prevent Deloitte LLP from providing this information to the RNC.

Summary Compensation Table

The following table sets forth information regarding fiscal years 2013, 2014 and 2015 compensation for our NEOs. Columns otherwise required by SEC rules are omitted where there is no amount to report.

Name & Title	Year	Salary ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(1)		Total Compensation ($)(1)
Lambertus J.H. Becht, Interim CEO	2015	—	1,000,009	(5)	—	—	—		1,000,009
Michele Scannavini, Former CEO	2015	330,880	—		—	—	4,391,367	(6)	4,722,247
	2014	1,492,700	3,404,100		—	1,021,007	—		5,917,807
	2013	1,393,479	4,876,096		—	516,857	—		6,786,432
									—
Patrice de Talhouët, CFO	2015	765,000	1,418,842		3,257,357	711,800	256,923	(7)	6,409,922
	2014	375,000	1,137,485		—	195,075	220,108	(7)	1,927,668
									—
Jean Mortier, President of Coty Markets	2015	719,995	1,986,000		5,439,289	793,631	15,335	(8)	8,954,250
	2014	719,210	1,945,200		—	400,456	17,399	(8)	3,082,265
	2013	667,294	1,550,000		—	153,866	16,538	(8)	2,387,698
									—
Jules P. Kaufman, SVP, General Counsel & Secretary	2015	492,700	744,750		3,263,575	441,500	11,278	(9)	4,953,803
Mario Reis, EVP, Supply Chain	2015	609,997	993,000		3,257,357	617,030	41,633	(10)	5,519,017

(1)
Mr. Mortier is paid in Euros. Mr. de Talhouët and Mr. Kaufman are paid in U.S. dollars. Mr. Reis is paid in Swiss Francs. Mr. Scannavini was paid in Euros. Mr. Scannavini resigned as CEO effective as of September 30, 2014 and his salary is pro-rated based on his employment termination date. Mr. Becht assumed the role of the interim CEO effective upon Mr. Scannavini’s resignation. Exchange rates for fiscal 2013, 2014 and 2015 compensation are calculated using the weighted average monthly exchange rate during the fiscal year.

(2)
Amounts represent the grant date fair value of the RSUs granted on September 30, 2013, January 1, 2014, February 18, 2014 and September 30, 2014 and matching Platinum RSUs granted on January 17, 2013, April 23, 2013, February 21, 2014 and November 7, 2014, in each case calculated in accordance with FASB ASC Topic 718.

(3)	Amounts represent the grant date fair value of Options and Series A Preferred Stock granted on April 15, 2015 under the ELTIP, in each case calculated in accordance with FASB ASC Topic 718.
(4)
Amounts represent cash awards paid under the APP in October 2013 with respect to fiscal 2013 performance and in October 2014 with respect to fiscal 2014 performance and expected to be paid in October 2015 with respect to fiscal 2015 performance.

(5)
Mr. Becht received an award of phantom units granted on December 1, 2014, valued at $1,000,009 based on the closing price of Class A Common Stock on December 1, 2014. This award was granted outside of any equity compensation plan of the Company.

(6)
In fiscal 2015, Mr. Scannavini received a car lease valued at $5,967. In addition, pursuant to the Release Agreement (as defined below), Mr. Scannavini received a payment in respect of his non-compete and non-solicitation obligations in the amount of $496,320, a payment in the amount of $904,746, which represents the average amount awarded to Mr. Scannavini under the APP in fiscals 2013 and 2012, a severance indemnity payment in the amount of $1,323,520 and reimbursement for legal fees in the amount of $6,016. Mr. Scannavini also received $1,654,799, which amount represents the difference between the fair market value of the Company’s Class A Common Stock on November 13, 2014 and the Purchase Price for the Repurchase (each as defined below).

(7)
In fiscal 2014, we provided Mr. de Talhouët with a car lease valued at $6,487, reimbursement for travel to France valued at $25,988, reimbursement for his children’s school tuition valued at $107,283, plus gross up taxes for such education valued at $69,827. Additionally, in 2014, Mr. de Talhouët received assistance in and reimbursement for the cost of renewing his work permit and visas valued at $10,523. In fiscal 2015, we provided Mr. de Talhouët with a car allowance valued at $4,898 paid in one installment in December 2014, a Company car lease valued at $8,470 for fiscal 2015, reimbursement for travel to France valued at $13,923, reimbursement for children’s school tuition in the amount of $118,555, plus gross up taxes for such education valued at $97,172, and reimbursement for tax assistance in amount of $11,972. Mr. de Talhouët also received a discount of $1,933 on shares purchased on April 15, 2015 from JAB Cosmetics B.V., based on the difference between the purchase price of $24.86 per share and the market closing price of $24.97.

(8)	We provided Mr. Mortier with a car lease valued at $16,538 in fiscal 2013, $17,399 in fiscal 2014 and $15,335 in fiscal 2015 for a dual-purpose Company car.

(9)	We provided Mr. Kaufman with a car allowance and car lease in the aggregate amount of $11,278.
(10)
In fiscal 2015, we provided Mr. Reis with a car allowance in the amount of $7,735 for the period of July 2014 through September 2014 and dual-purpose Company car valued at $24,798 for the period of October 2014 through June 2015. Mr. Reis received a discount of $9,100 on shares purchased on June 12, 2015 from JAB Cosmetics B.V., based on the difference between the purchase price of $25.92 and the market closing price of $26.27.

Fiscal 2015 Grants of Plan-Based Awards

The following table and footnotes provide information on all grants of plan-based compensation under the Company’s plans made to NEOs during fiscal 2015.

Name	Grant Date	Estimated Future Payments under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)
		Minimum	Target	Maximum
Lambertus J.H. Becht	12/1/2014	—	—	—	49,432	1,000,009
Michele Scannavini		—	—	—	—	—
Patrice de Talhouët	9/30/2014				60,000	993,000
	11/7/2014				23,194	425,842
	4/15/2015				621,633	3,257,357
	10/2015	—	459,000	1,652,400
Jean Mortier	9/30/2014				120,000	1,986,000
	4/15/2015				621,633	5,439,289
	10/2015	—	539,996	1,943,986
Jules P. Kaufman	9/30/2014				45,000	744,750
	4/15/2015				372,980	3,263,575
	10/2015	—	295,620	1,064,232
Mario Reis	9/30/2014				60,000	993,000
	4/15/2015				621,633	3,257,357
	10/2015	—	365,998	1,317,593

(1)
Represents the range of possible payments under the APP based on each NEO’s annual base salary at fiscal year-end. Mr. Mortier will be paid in Euros, and Mr. Reis will be paid in Swiss Francs. Exchange rates for fiscal 2015 compensation are calculated using the weighted average monthly exchange rate during the fiscal year. Awards under the APP are expected to be paid in October 2015.

(2)
Represents the annual long-term incentive compensation award of Restricted Stock Units under the ELTIP and matching Platinum RSUs. Also represents Options and Series A Preferred Stock under the ELTIP, and phantom units not granted pursuant to any equity compensation plan of the Company.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

The material terms of each NEO’s current employment agreement are described below:

Lambertus J.H. Becht. Mr. Becht is not an employee and is serving in his current role as our Chairman of the Board and interim CEO in a non-employee capacity.

Patrice de Talhouët. Under his employment agreement, Mr. de Talhouët is an at-will employee and our CFO. The agreement provides that Mr. de Talhouët is entitled to participate in our benefit and retirement plans generally available to our local executives and to use of a company car or a car allowance in accordance with our local policies. The agreement also provides that Mr. de Talhouët is entitled to reimbursement for his children’s private secondary school education and travel to France once per year for himself and his family, to personal tax assistance from our global provider and to assistance in and reimbursement for the cost of renewing his work permit and visas, and that he is entitled to tax gross-ups for any taxes incurred in connection with these additional perquisites.

Jules P. Kaufman. Under his employment agreement, Mr. Kaufman is an at-will employee and our Senior Vice President, General Counsel and Secretary. The agreement provides that Mr. Kaufman is entitled to participate in our benefit and retirement plans generally available to our local executives.

Jean Mortier. Under his employment agreement, Mr. Mortier is an at-will employee and our President of Global Markets. The agreement provides that, as part of his base salary, Mr. Mortier is entitled to an expatriation allowance limited to a maximum gross amount of 110,000 euros each year and the use of a company car in accordance with our local policy and is eligible to participate in our benefit and retirement plans generally available to our local executives. The agreement also provides that Mr. Mortier is entitled personal tax assistance from our global provider.

Mario Reis. Under his employment agreement, Mr. Reis is an at-will employee and our Executive Vice President, Supply Chain. The agreement provides that Mr. Reis is entitled to participate in our benefit and retirement plans generally available to our local executives and to use of a company car or a car allowance in accordance with our local policies. The agreement also provides that Mr. Reis is entitled personal tax assistance from our global provider.

Non-Plan Phantom Unit Award

On December 1, 2014, the Board granted Mr. Becht an award of 49,432 phantom units (the “December Grant”). On July 21, 2015, the Board granted to Mr. Becht an award of 300,000 phantom units (the “July Grant”). Both the December Grant and July Grant to Mr. Becht were outside of the Company’s Equity and Long-Term Incentive Plan and were granted in consideration of Mr. Becht’s increased and continuing responsibilities as interim CEO. The RNC deemed that it was in the best interests of the Company and its shareholders to grant to Mr. Becht these additional awards which are tied to the value of our Class A Common Stock as compensation for his increased and continuing services as Interim CEO and to further align his interests and those of our stockholders. At the time of December Grant, the phantom units had a value of $1,000,009 based on the closing price of the Company’s Class A Common Stock on December 1, 2014, and at the time of the July Grant, the phantom units had a value of approximately $8,106,000 based on the closing price of the Class A Common Stock on July 21, 2015. The RNC decided to award these amounts in respect of Mr. Becht’s service as interim CEO based on its determination of the appropriate level of compensation for that position and the amount of time devoted to that position by Mr. Becht. Each phantom unit has an economic value equivalent to one share of the Company’s Class A Common Stock. The phantom units vest on the fifth anniversary of the grant date and, in the event of a change in control or Mr. Becht’s death or disability, the phantom units shall vest immediately. Within 30 days of the grant date, Mr. Becht had the ability to elect whether to receive payment in respect of the phantom units in cash or shares of Class A Common Stock. Mr. Becht elected to receive payment in respect of the December Grant and the July Grant in shares of Class A Common Stock.

Mr. Scannavini’s Release Agreement

On September 29, 2014, we and Mr. Scannavini mutually entered into a settlement and release agreement (the “Release Agreement”) which provided for termination of Mr. Scannavini’s employment with the Company on September 30, 2014. The Release Agreement required us to pay Mr. Scannavini the following amounts no later than October 30, 2014 in connection with the termination of his employment: a severance indemnity equal to 1,100,000 euros; a payment of 751,950 euros, which represents the average amount awarded to Mr. Scannavini under the APP in fiscals 2013 and 2012, as required under Mr. Scannavini’s employment agreement; a payment of 752,400 euros, which represents the amount awarded to Mr. Scannavini under the APP for fiscal 2014; any accrued termination indemnity required under Italian law; and the value of any accrued vacation days. In addition, Mr. Scannavini’s outstanding stock options scheduled to vest on September 14, 2015 vested on September 29, 2014 (the “Accelerated Options”), and we and Mr. Scannavini agreed that we would purchase on or before January 27, 2015 all shares of our Class A Common Stock that Mr. Scannavini directly or indirectly held (including any shares underlying vested stock options) (the “Repurchase”). We agreed to purchase the shares at a price equal $17.2140 per share, which is the average closing value of our Class A Common Stock on the NYSE over the five business days immediately preceding September

29, 2014 (the “Purchase Price”). The Release Agreement also provides that, in accordance with the terms of his employment agreement, Mr. Scannavini will be subject to a one-year non-competition and non-solicitation period with us (the “Restriction Period”). During the Restriction Period, we are obligated to pay Mr. Scannavini 550,000 euros, which is equal to one half of his annual gross salary, in four quarterly installments.

Annual Incentive Compensation Awards under our APP

APP awards are calculated as set forth above in “—Annual Incentive Compensation”.

Collective Factor. The collective factor for fiscal 2015 APP awards was based on collective performance for 1.51. The table below sets forth each of the collective targets of the Company for purposes of incentive payout under this APP component:

Coty Inc. Fiscal 2015 Targets

	Target	Minimum		Below		Target		Exceeds		Maximum		Actual
	Improvement over prior year	Delta (bps) with Target	Payout (Factor)	Delta (bps) with Target	Payout (Factor)	Delta (bps) with Target	Payout (Factor)	Delta (bps) with Target	Payout (Factor)	Delta (bps) with Target	Payout (Factor)	Delta (bps) with Target	Payout (Factor)
Net Income Attributable to Coty Inc. Growth YOY (40%)	0%	(1,000)	—	(500)	0.2	—	0.4	200	0.8	400	1.44	1,245	1.44
Net Revenues Growth YOY (40%)	2.3%	(230)	—	(130)	0.2	—	0.4	120	0.8	220	1.44	(195)	0.07
Average NWC as % of Rolling Sales Improvement YOY in basis point (20%)	130	(130)	—	(65)	0.1	—	0.2	25	0.4	50	0.72	(164)	—
TOTAL			—		0.5		1.0		2.0		3.60		1.51

The collective factor of the Company for fiscal 2015 was 1.51. In fiscal 2015, like-for-like net revenues growth excludes the impact of foreign currency exchange translations, the divestiture of one of our licenses, the expiration of a certain North American service agreement that was not renewed and product returns associated with the reorganization of our mass business in China, the discontinuation of the TJoy brand, net revenues attributable to the acquisition of the Bourjois brand, and does not exclude revenues from the acquisition or conversion of third-party distributors. In fiscal 2015, growth in Net Income Attributable to Coty Inc. was adjusted to take into account share-based compensation expenses, restructuring costs and business structure realignment programs costs, real estate consolidation costs, China optimization costs, non-controlling interest expense, acquisition-related costs, and loss on early extinguishment of debt, net of taxes.

The following example illustrates the calculation of the collective portion of an NEO’s APP award. Based on the actual performance of the Company, if an NEO had a target APP award of $400,000 and his collective component (70% of his APP award) was based solely on the financial performance of the Company, his collective factor for fiscal 2015 is 1.51 and he would receive 422,800 for the collective component of his APP award. The remaining 30% of his APP award would be determined by his individual factor.

Individual Factor. As discussed in “—Annual Incentive Awards, Individual Factor”, the remaining 30% of each NEO’s APP award is based on achievement of individual goals set by the RNC. Once achievement levels are determined, individual factors are adjusted based on collective performance.

In fiscal 2015, each NEO shared the following individual goals: to improve the Company’s gross margin and, with respect to the Company’s organizational redesign program announced on July 9, 2014, to improve balance between planned restructuring expenses and annual savings and to motivate employee engagement and retention.

In addition, each NEO had the following specific individual goal in fiscal 2015:

Patrice de Talhouët. Mr. de Talhouët’s specific individual goal was to strengthen financial governance.

Jules P. Kaufman. Mr. Kaufman’s specific individual goal was to strengthen Company compliance and training.

Jean Mortier. Mr. Mortier’s specific individual goal, which relates to the commercial operations for which he is directly responsible, was to increase net revenues and accelerate growth in specific markets, including emerging markets.

Mario Reis. Mr. Reis’ specific individual goal which relates to the commercial operations for which he is directly responsible, was to improve service and efficiency for countries that are covered by SAP, Coty’s financial management and accounting software system.

APP Awards by NEO. The following table shows the minimum, target and maximum amounts each NEO could have been awarded in fiscal 2015.

Name		Salary ($)(1)	Award Target Relative to Salary (%)	Award Minimum ($)	Award Maximum ($)	Award Target ($)	Actual APP Factor	Actual Award ($)(2)
Lambertus J.H. Becht		—	—	—	—	—	—	—
Michele Scannavini	(3)	1,323,520	100%	—	—	—	—	—
Patrice de Talhouët		765,000	60%	—	1,652,400	459,000	1.551	711,800
Jean Mortier		719,995	75%	—	1,943,986	539,996	1.466	793,631
Jules P. Kaufman		492,700	60%	—	1,064,232	295,620	1.493	441,500
Mario Reis		609,997	60%	—	1,317,593	365,998	1.643	617,030

(1)
Represents annual base salary as of June 30, 2015. In fiscal 2015 Mr. Mortier was paid in Euros and Mr. Reis was paid in Swiss Francs. Exchange rates for fiscal 2015 compensation are calculated using the weighted average monthly exchange rate during the fiscal year.

(2)
Actual award amounts are calculated based on each NEO’s annual base salary in the local currency in which they are paid. Exchange rates for fiscal 2015 compensation are calculated using the weighted average monthly exchange rate during the fiscal year.

(3)	Mr. Scannavini was not eligible to receive an APP award for fiscal 2015 performance.

Long-Term Incentive Compensation Awards

Annual Grant. Through the process described in “—Long-Term Incentive Compensation, Annual Awards under our Long-Term Incentive Plans”, the RNC determined that the total number of awards available for the annual grant in fiscal 2015 for fiscal 2014 performance was 1,582,580 RSUs. The target awards for Messrs. de Talhouët, Kaufman, Mortier and Reis were 60,000 RSUs, 45,000 RSUs, 120,000 RSUs and 60,000 RSUs, respectively. After assessing the individual performance of each NEO, the RNC awarded each NEO 100% of his target award.

Matching RSUs under our Platinum Program. In fiscal 2015, Mr. de Talhouët received matching Platinum RSUs under our Platinum Program.

Series A Preferred Stock and Options. In fiscal 2015, each of Messrs. de Talhouët, Kaufman, Mortier and Reis received the following:

NEO	Series A Preferred Stock		Options		Class A Common Stock Ownership (Maximum Investment Amount)	Scheduled Vesting Date
	Award Granted	Cash Conversion Factor	Award Granted	Exercise Price
Patrice de Talhouët	621,633	$27.97			207,211	April 15, 2020
Jules P. Kaufman			372,980	$24.13	124,327	April 15, 2020
Jean Mortier			621,633	$24.13	207,211	April 15, 2020
Mario Reis	621,633	$27.97			207,211	April 15, 2020

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding equity awards held by the NEOs on June 30, 2015, the last day of our fiscal year. The market value of the shares of unvested restricted stock is determined by multiplying the number of outstanding awards by $31.97 which was the closing price of our Class A Common Stock on June 30, 2015. The market value does not reflect, nor in any way assures, that the amounts will correspond to the actual value that will be recognized by the NEOs.

Outstanding Equity Awards at Fiscal Year-End

NEO	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Lambertus J.H. Becht	—	—		—	—	49,432	(2)	1,580,341
Michele Scannavini	—	—		—	—	—		—
Patrice de Talhouët		621,633	(3)	27.97	4/15/2022	23,194	(4)	741,512
						60,000	(5)	1,918,200
						2,591	(6)	82,834
Jules P. Kaufman	75,000			6.40	1/7/2019	45,000	(5)	1,438,650
	110,250			6.40	3/2/2019	45,000	(7)	1,438,650
	75,000			8.25	9/8/2019	1,092	(8)	1,198,875
		170,000		9.20	9/14/2020	37,500	(9)	34,911
		212,630		9.20	12/3/2020
		190,000		10.50	9/22/2021
		230,600		10.50	1/10/2022
		372,980		24.13	4/15/2025
Jean Mortier	100,000			10.20	9/10/2017	120,000	(5)	3,836,400
	199,700			10.20	11/1/2017	120,000	(7)	3,836,400
	100,000			6.40	1/7/2019	100,000	(8)	3,197,000
	55,000			8.25	9/8/2019
		115,000		9.20	9/14/2020
		74,980		9.20	12/3/2020
		165,000		10.50	9/22/2021
		140,468		10.50	1/10/2022
		621,633		24.13	4/15/2025
Mario Reis		621,633	(3)	27.97	4/15/2022	60,000	(5)	1,918,200

(1)
Each of the Stock Options, matching options under the EOP (“Matching Options”) and Options described in this table expires ten years after the grant date. All Stock Options, Matching Options and Options vest on the fifth anniversary of the grant date, subject to certain vesting conditions. All Series A Preferred Stock described in this table expire after seven years and vest on the fifth anniversary of the grant date, subject to certain vesting conditions. Mr. Scannavini had no outstanding equity at 2015 fiscal year end.

(2)
Represents phantom units granted on December 1, 2014. The phantom units vest on the fifth anniversary of the grant date, subject to certain vesting conditions. Mr. Becht also received RSUs granted under the 2007 Director Plan in connection with his services as Chairman of the Board. The grants of 30,000, 30,000, 30,000 and 22,500 RSUs were granted in November 2014, 2013, 2012 and 2011, respectively, and vest five years after the grant date.

(3)	Represents Series A Preferred Stock granted under the ELTIP on April 15, 2015 that vest five years after the grant date, subject to certain vesting conditions.
(4)
Represents matching Platinum RSUs granted on November 7, 2014 in connection with purchase of stock under Platinum. Platinum RSUs vest on the fifth anniversary of the grant date, subject to certain vesting conditions.

(5)	Represents RSUs granted under the ELTIP on September 30, 2014 that vest five years after the grant date.
(6)	Represents matching Platinum RSUs granted on February 21, 2014 in connection with purchase of stock under Platinum.
(7)	Represents RSUs granted under the ELTIP on September 30, 2013 that vest five years after the grant date.
(8)	Represents matching Platinum RSUs granted on January 17, 2013 in connection with purchase of stock under Platinum.
(9)	Represents RSUs granted under the LTIP on September 25, 2012 that vest five years after the grant date.

Option Exercises and Stock Vested

The following table sets forth each NEO’s information on exercises of stock options as well as vesting of RSUs during fiscal 2015.

NEO	Option Awards			Stock Awards
	Number of shares acquired on exercise (#)		Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)		Value realized on vesting ($)
Lambertus J.H. Becht	—		—	—		—
Michele Scannavini	1,424,700	(2)	10,669,435	—		—
Patrice de Talhouët	—		—	72,522	(3)	1,797,095	(4)
Jules P. Kaufman	150,000	(5)	1,459,365	—		—
Jean Mortier	—		—	—		—
Mario Reis	—		—	100,000		2,478,000	(4)

(1)	Represents the difference between the closing price of the Class A Common Stock on the exercise date and the exercise price multiplied by the number of shares underlying each option exercised.
(2)
404,700 options exercised were granted on November 1, 2007 at an exercise price of $10.20; 300,000 options exercised were granted on January 7, 2009 at an exercise price of $6.40; 200,000 options exercised were granted on September 8, 2009 at an exercise price of $8.25; 520,000 options exercised were granted on September 14, 2010 at an exercise price of $9.20 and were subject to accelerated vesting pursuant to the Release Agreement.

(3)	Represents the accelerated vesting and settlement of 51,381 RSUs from January 1, 2019 to April 14, 2015 and 21,141 RSUs from February 18, 2019 to April 14, 2015.
(4)	Represents the difference between the closing price of the Class A Common Stock on the vesting date and the grant date multiplied by the number of shares underlying each RSU vested.
(5)	150,000 options exercised were granted on January 2, 2008 at an exercise price of $10.20.

Pension Benefits

We do not administer any pension programs that provide our NEOs with additional benefits from those offered to our other employees.

Potential Payments upon Termination or Change-in-Control

As described in the CD&A and the narrative to the foregoing tables, we have entered into employment agreements with each of our NEOs and maintain certain incentive, equity and benefit plans in which our NEOs participate. These employment agreements and plans provide for certain payments and incremental benefits if an NEO’s employment is terminated under certain circumstances. These payments and benefits are described below.

Payments under the APP

A pro-rated award for the fiscal year in which an NEO’s employment is terminated may be paid under the APP if his employment is terminated by reason of retirement, disability or death. Under the APP, no awards for the fiscal year in which an NEO’s employment is terminated are paid if an NEO’s employment is terminated for any reason other than retirement, disability or death.

In the event of a change in control, each NEO will be paid an award equal to the “exceeds” target award for the fiscal year in which the change in control occurs.

Matching Options under the EOP, Stock Options under the LTIP, RSUs, Platinum RSUs, Options and Series A Preferred Stock under the ELTIP

Treatment upon termination due to death, disability or retirement. All unvested Matching Options, unvested Stock Options, unvested Options, unvested RSUs, and unvested Platinum RSUs will accelerate on a pro rata basis. The pro rata amount is based on the number of days that have passed since the Matching Options, Stock Options, Options, RSUs or Platinum RSUs were granted. Series A Preferred Stock vest in full.

Treatment upon termination for any reason other than retirement, death or disability. All unvested Matching Options, unvested Stock Options, Options, unvested RSUs, unvested Platinum RSUs and Series A Preferred Stock will be forfeited and canceled.

Treatment upon a change in control. In March 2011, we amended the EOP and the LTIP to require “double-trigger” vesting upon a change in control. The amendments applied to all Matching Options and Stock Options granted after March 2011. All equity granted prior to March 2011 will automatically vest upon a change in control. All equity granted under the EOP or LTIP after March 2011 and all equity granted under the ELTIP will vest if an NEO’s employment is terminated without cause or he resigns for Good Reason within twelve months following a change in control; provided that, for the Series A Preferred Stock, the change in control must occur after the first anniversary of the original issue date.

Certain Additional Payments

Unless specified below, each NEO would not have any additional payments upon termination of his employment for any reason or a change in control, except for payments provided for under the APP and accelerated vesting under the EOP, LTIP and ELTIP.

•	Mr. de Talhouët is entitled to 90-days base salary if his employment is terminated due to resignation or retirement and 12 months base salary if his employment is terminated without cause.

•
Mr. Kaufman is entitled to 12 months base salary if his employment is terminated without cause or due to resignation with good reason, base salary for 13 weeks (minus any sums granted under statutory sick pay or Company-funded insurance) in the case of disability and one month base salary if his employment is terminated due to death.

•
Mr. Mortier is entitled to two-thirds of average gross salary (including his target APP award) for up to 12 months if his employment is terminated for any reason in consideration of the competition restrictions within his employment agreement.

•	Mr. Reis is entitled to 12 months base salary if his employment is terminated without cause.

Effect of Section 409A on Timing of Payments and Equity Awards

Any amounts that are not exempt from Section 409A are subject to the required six-month delay in payment after termination of service if the NEO is a “specified employee” for purposes of Section 409A at the time of termination of employment. Amounts that otherwise would have been paid during the six-month delay will be paid in a lump sum on the first day after the delay period expires.

Potential Payments in the Event of Termination at the End of Our Last Fiscal Year

The following table sets forth the estimated incremental payments and benefits that would have been received by each NEO if employment had been terminated or upon a change in control, on June 30, 2015. Amounts received due to accelerated vesting of equity were calculated using closing price of our Common Stock as of June 30, 2015, which was $31.97. The value of accelerated vesting of Stock Options was calculated by subtracting the exercise price of the Stock Option from $31.97.

Exchange rates are calculated using the weighted average monthly exchange rate during the fiscal year.

Name	Resignation with Good Reason	Termination without cause	Termination for cause	Resignation without Good Reason	Disability, Retirement or death		Change in Control (1)	Resignation with Good Reason or Termination without Cause after Change in Control (2)
Lambertus J.H. Becht	—	—	—	—	—		—	—
Patrice de Talhouët	188,630	765,000	—	188,630	3,603,168	(3)	918,000	5,417,709	(4)
Jules P. Kaufman	492,700	492,700	—	—	16,618,036	(5)	9,303,725	16,558,231
Jean Mortier	839,994	839,994	839,994	839,994	13,563,710		5,405,837	23,141,795
Mario Reis	—	609,997	—	—	3,390,492		731,996	4,404,732	(6)

(1)
Includes accelerated vesting of stock options granted before March 2011, the date we amended our LTIP and EOP to require a “double-trigger” for accelerated vesting in connection with a change in control of the Company.

(2)
Incremental payments represented in this column do not include any incremental payments reported in the column labeled “Change in Control” that the NEO is entitled to receive pursuant to such change in control.

(3)
Represents incremental payments Mr. de Talhouët is entitled to receive upon termination of his employment due to his disability or death. Mr. de Talhouët is entitled to receive an additional $188,630 upon his retirement.

(4)
Represents incremental payments Mr. de Talhouët is entitled to receive if he had resigned for good reason after a change in control. Mr. de Talhouët is entitled to receive an additional $576,370 if his employment had been terminated without cause after a change in control.

(5)
Represents incremental payments Mr. Kaufman is entitled to receive upon termination of his employment due to his retirement. Mr. Kaufman is entitled to receive an additional $41,058 upon termination due to death and an additional $123,175 upon termination due to disability.

(6)
Represents incremental payments Mr. Reis is entitled to receive if he had resigned for good reason after a change in control. Mr. Reis is entitled to receive an additional $609,997 if his employment had been terminated without cause after a change in control.

Pursuant to the Release Agreement, Mr. Scannavini received certain payments equal to approximately $3,751,609 in fiscal 2015, which amount included: a severance indemnity payment equal to approximately $1,323,520; a payment of approximately $904,746, which represents the average amount awarded to Mr. Scannavini under the APP in the fiscal years ended June 30, 2013 and 2012; and a payment of $1,021,007, which represents the amount awarded to Mr. Scannavini for the fiscal year ended June 30, 2014 under the APP and reimbursement for legal fees in the amount of $6,016. Pursuant to the Release Agreement, on November 13, 2014, we also purchased all of the shares of Class A Common Stock that Mr. Scannavini held at the Purchase Price of $17.214. Mr. Scannavini has received an amount of $496,320 in consideration for the Restriction Period with the Company. Approximately $165,440 remains to be paid out in respect of the Restriction Period.

REMUNERATION AND NOMINATION COMMITTEE REPORT

The Remuneration and Nomination Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis in the Company’s Proxy Statement on Schedule 14A for the 2015 Annual Meeting of Stockholders. Based on such review and discussions, the Remuneration and Nomination Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A for the 2015 Annual Meeting of Stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

The Remuneration and Nomination Committee

Peter Harf, Chair
Lambertus J.H. Becht
Paul S. Michaels
Erhard Schoewel

AUDIT AND FINANCE COMMITTEE REPORT

The AFC, consisting solely of “independent directors” as defined by our Board and consistent with the rules of the NYSE, has:

1.	Reviewed and discussed the Company’s audited financial statements for the fiscal year ended June 30, 2015 with management;
2.	Discussed with Deloitte & Touche LLP (“Deloitte & Touche”) the matters required to be discussed under Public Company Accounting Oversight Board standards; and
3.
Received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the AFC concerning independence and has discussed with Deloitte & Touche LLP their independence from management and the Company.

Based upon the review and discussions referred to above, the AFC recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended June 30, 2015 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 filed with the SEC.

The Audit and Finance Committee

Robert Singer, Chair
Joachim Faber
Jack Stahl
PROPOSAL NO. 3

2015 RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT AUDITOR

The AFC has the sole authority to appoint, retain or terminate our independent auditors and to approve the compensation of our independent auditors. The AFC has retained Deloitte to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2016 to audit our consolidated financial statements. Deloitte has audited our financial statements each fiscal year since 1997.

The AFC monitors the independence and performance of our independent auditors and internal audit department. By engaging in this process, the AFC is able to evaluate the quality and efficiency of the services provided by the auditors, in addition to the auditor’s technical expertise and knowledge of our operations and industry. The AFC and management consider Deloitte to be well qualified, and strongly believe the continued retention of Deloitte is in our best interest and the best interests of our stockholders.

As a matter of corporate governance, the AFC submits its selection of Deloitte as our independent auditors for the year ending June 30, 2016 to the stockholders for ratification. In the event that the stockholders should not ratify the appointment of Deloitte, the AFC will reconsider the appointment.

One or more representatives of Deloitte will be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Proposal: Ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending June 30, 2016.

Recommendation: The Board recommends a vote FOR the proposal to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending June 30, 2016.

Vote Required: Ratification of the appointment of our independent auditors requires the affirmative vote of a majority of the votes cast.

AUDIT FEES AND OTHER FEES

The following table shows the fees we paid (or will pay) for audit and other services provided by Deloitte for fiscal years 2014 and 2015:

Fee Type	Fiscal 2015 (in thousands)	Fiscal 2014 (in thousands)
Audit Fees(1)	$7,041	$7,489
Audit-Related Fees(2)	236	509
Tax Fees(3)	1,967	2,033
All Other Fees(4)	141	1,270
Total	$9,385	$11,301

(1)	This category represents the fees associated with the annual audit and the audit of internal control over financial reporting and international statutory audit requirements.
(2)
This category includes fees paid for professional services associated with the preparations for its certification of internal controls as required by the Sarbanes-Oxley Act and agreed upon procedures for one of our licenses.

(3)	This category represents the fees for tax-related services, including tax compliance, tax advice, and tax planning.
(4)
This category represents all other fees that are not included in the above categories, and represents primarily fees paid for management consulting services and $16,000 in fees paid for benchmarking and the provision of other data related to management compensation arrangements.

Pre-Approval Policies and Procedures

In accordance with the rules promulgated by the Sarbanes-Oxley Act of 2002 and the Public Company Accounting Oversight Board, the AFC pre-approves all services, audit and non-audit, provided to the Company by its independent registered public accounting firm.

The AFC has adopted a policy for the pre-approval of services provided by Deloitte. For each proposed service, Deloitte is required to provide detailed supporting documentation in advance of the pre-approval to permit the AFC to make an appropriate determination as to whether the provision of such services would impair auditor independence.

All services performed by Deloitte as our independent registered public accounting firm for fiscal years 2014 and 2015 were pre-approved by the AFC.

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

In accordance with Rule 14a-8 under the Exchange Act, as amended (“Rule 14a-8”), proposals to be considered for inclusion in our proxy statement for the 2016 Annual Meeting of Stockholders pursuant to Rule 14a-8 must be received by us at our principal executive offices on or before May 25, 2016. Proposals must comply with the procedures and requirements set forth in Rule 14a-8 and will not be effective otherwise.

In accordance with our Bylaws, director nominations and other business to be brought before the 2016 Annual Meeting by a stockholder, other than proposals pursuant to Rule 14a-8, must be received in writing by us at our principal executive offices located at 350 Fifth Avenue, New York, New York 10118, no earlier than the close of business on July 7, 2016 and no later than the close of business on August 6, 2016. Proposals must comply with the procedures and requirements set forth in our Bylaws. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2016 Annual Meeting of Stockholders and the proposal fails to comply with the advance notice procedures set forth in our Bylaws, our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of our Board to vote on the proposal.

Proposals should be submitted in writing to Corporate Secretary, Coty Inc., 350 Fifth Avenue, New York, New York 10118.

OTHER MATTERS

As of the date of this Proxy Statement, we do not know of any other matters that may be presented for consideration at the annual meeting other than the items set forth in the notice of annual meeting above. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our Board, in absence of such a recommendation, in accordance with the judgment of the proxy holder.

By order of the Board of Directors,

Jules P. Kaufman
Senior Vice President, General Counsel and Secretary

COTY INC.
350 FIFTH AVENUE
NEW YORK, NY 10118

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/coty2015**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M95058-P68491 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COTY INC.

The Board of Directors recommends a vote FOR all nominees and FOR Items 2 and 3.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Lambertus J. H. Becht
02) Joachim Faber
03) Olivier Goudet
04) Peter Harf
05) Paul S. Michaels
06) Erhard Schoewel
07) Robert Singer
08) Jack Stahl

	For	Against	Abstain
2. Approval, on an advisory (non-binding) basis, of an advisory resolution on the compensation of Coty Inc.'s named executive officers, as disclosed in the proxy statement	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP to serve as Coty Inc.'s independent auditors for fiscal year ending June 30, 2016	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M95059-P68491

COTY INC.
Annual Meeting of Stockholders
November 4, 2015 8:30 A.M.
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jules P. Kaufman and Lambertus J. H. Becht, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) Stock of COTY INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., EST on November 4, 2015, at www.virtualshareholdermeeting.com/coty2015, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side